                                                                    EXHIBIT 10.1



CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTION.




                          STRATEGIC ALLIANCE AGREEMENT

                                     BETWEEN

                        BIONUMERIK PHARMACEUTICALS, INC.

                                       AND

                         ASTA MEDICA AKTIENGESELLSCHAFT

                              18TH OF JANUARY, 2001

                                TABLE OF CONTENTS

RECITALS ................................................................................................      1

1. DEFINITIONS ..........................................................................................      1
   1.1      Affiliate(s).................................................................................      2
   1.2      Alliance Steering Committee..................................................................      2
   1.3      ASTA Medica Improvements.....................................................................      2
   1.4      ASTA Medica Know-How.........................................................................      2
   1.5      ASTA Medica Patent Rights....................................................................      2
   1.6      BioNumerik Improvements......................................................................      2
   1.7      BioNumerik Know-How..........................................................................      3
   1.8      BioNumerik Patent Rights.....................................................................      3
   1.9      BNP7787......................................................................................      3
   1.10     Budget.......................................................................................      3
   1.11     Competitor...................................................................................      4
   1.12     Confidential Information.....................................................................      4
   1.13     Costs........................................................................................      4
   1.14     Development Plan.............................................................................      4
   1.15     Fiscal Year..................................................................................      4
   1.16     Government Regulatory Approvals..............................................................      4
   1.17     Gross Profits................................................................................      4
   1.18     Gross Sales..................................................................................      4
   1.19     Improvements.................................................................................      5
   1.20     Know-How.....................................................................................      5
   1.21     Parties......................................................................................      5
   1.22     Patents......................................................................................      5
   1.23     Patent Rights................................................................................      5
   1.24     Product(s)...................................................................................      5
   1.25     Product Trademark............................................................................      6
   1.26     Supply Agreement.............................................................................      6
   1.27     Territory....................................................................................      6
   1.28     Trademarks...................................................................................      6
2. GRANT OF RIGHTS ......................................................................................      6
   2.1      Research and Development License.............................................................      6
   2.2      License to Market, Sell and Distribute.......................................................      6
   2.3      Sublicenses..................................................................................      7
   2.4      Canada Right of First Offer..................................................................      7
   2.5      Retention of Rights..........................................................................      7
   2.6      Provision of Know-How........................................................................      8
   2.7      Distribution.................................................................................      8
   3.       MANAGEMENT OF RELATIONSHIP...................................................................      8
   3.1      Steering Committee...........................................................................      8
   3.2      Project Team.................................................................................      9
   3.3      Additional Teams and Assistance..............................................................     10
   3.4      Cooperation..................................................................................     10
   3.5      Voting and Dispute Resolution................................................................     10
   3.6      Costs of Maintenance and Operation...........................................................     10
   4.       DEVELOPMENT PLAN AND COSTS...................................................................     11
   4.1      Development Costs............................................................................     11
   4.2      Government Approvals and Clinical Trials.....................................................     11

   4.3      Development Plan and Budget..................................................................     12
   4.4      Promotional Materials involving BioNumerik and Labeling......................................     13
5. LICENSE FEES AND ROYALTIES ...........................................................................     13
   5.1      License Fees.................................................................................     13
   5.2      Royalties....................................................................................     13
   5.3      Expiration of Royalty Obligations............................................................     14
   5.4      Inclusion of Sublicense Fees.................................................................     14
   5.5      Sales Forecast and Payment...................................................................     14
   5.6      Forecast Adjustment..........................................................................     15
 6.INFORMATION SHARING ..................................................................................     15
   6.1      Sharing of Information.......................................................................     15
   6.2      BioNumerik Information.......................................................................     16
   6.3      Additional Information Sharing...............................................................     16
7. MANUFACTURING ........................................................................................     17
   7.1      Manufacturing Rights.........................................................................     17
   7.2      Non-Exclusive Manufacturing Option for Territory.............................................     17
   7.3      Pre-Commercial Manufacturing.................................................................     18
   7.4      Commercial Supply Agreement..................................................................     18
   7.5      No Infringing Manufacture or Supply..........................................................     19
8. DILIGENCE ............................................................................................     19
   8.1      General Diligence Efforts....................................................................     19
   8.2      Target Development and Commercialization Plan................................................     19
 9.PATENT MATTERS .......................................................................................     20
   9.1      BioNumerik Patent Maintenance................................................................     20
   9.2      ASTA Medica Patent Maintenance and Assistance................................................     21
   9.3      BioNumerik Patent Representations............................................................     21
   9.4      ASTA Medica Patent Representations...........................................................     21
   9.5      Enforcement of Patents and Proprietary Rights................................................     22
10.TRADEMARKS AND TRADEMARK RIGHTS ......................................................................     23
   10.1     Registration, Maintenance and Ownership......................................................     23
11.IMPROVEMENTS .........................................................................................     24
   11.1     BioNumerik Improvements Included.............................................................     24
   11.2     ASTA Medica Improvement Grantbacks...........................................................     25
   11.3     Joint Improvements...........................................................................     25
   11.4     Sublicenses..................................................................................     25
12.CONFIDENTIALITY ......................................................................................     26
   12.1     Confidential and Proprietary Information.....................................................     26
   12.2     Matters not Included as Confidential Information.............................................     26
   12.3     Survival of Confidentiality..................................................................     27
13.PAYMENTS, RECORDS AND ACCOUNTING .....................................................................     27
   13.1     Means of Payment.............................................................................     27
   13.2     Currency.....................................................................................     27
   13.3     Access to Records............................................................................     28
   13.4     Taxes and Required Withholdings..............................................................     28
14.DURATION AND TERMINATION OF AGREEMENT ................................................................     28
   14.1     Duration.....................................................................................     28
   14.2     Termination..................................................................................     29
   14.3     Effect of Expiration or Termination..........................................................     31
   14.4     Termination for BioNumerik's Breach, Change in Control or Bankruptcy.........................     31
   14.5     Termination for ASTA Medica's Breach, Change in Control or Bankruptcy........................     32

   14.6     Termination Due to Cessation of Regulatory Authorization or Lack of Patent Coverage..........     32
   14.7     Sale of Inventory............................................................................     33
   14.8     Country Specific Termination of Rights.......................................................     33
15.BIONUMERIK REPRESENTATIONS & WARRANTIES ..............................................................     33
   15.1     Due Organization and Authority...............................................................     33
   15.2     Safety of Product(s).........................................................................     34
   15.3     Warranties on Quality of the Know-How........................................................     34
   15.4     Governmental Agencies and Product Documentation..............................................     34
   15.5     Circumstances and Acts.......................................................................     34
16.ASTA MEDICA REPRESENTATIONS AND WARRANTIES ...........................................................     35
   16.1     Due Organization and Authority...............................................................     35
   16.2     Right to Accept License; Due Diligence.......................................................     35
   16.3     Governmental Agencies........................................................................     35
   16.4     Circumstances and Acts.......................................................................     35
17.INDEMNIFICATION ......................................................................................     35
   17.1     Indemnification by BioNumerik................................................................     35
   17.2     Indemnification by ASTA Medica...............................................................     36
   17.3     Mechanics....................................................................................     36
   17.4     Insurance Coverage...........................................................................     36
18.RELATION OF THE PARTIES ..............................................................................     37
19.ASSIGNMENTS ..........................................................................................     37
   19.1     Assignment Restrictions......................................................................     37
   19.2     Sale of Business.............................................................................     38
   19.3     Assignments to Competitors
   19.4     Assignment to Affiliates.....................................................................     38
20.MISCELLANEOUS ........................................................................................     39
   20.1     Regulatory Communications....................................................................     39
   20.2     Adverse Effects..............................................................................     39
   20.3     Market Analysis and Marketing Reports........................................................     39
   20.4     Notice/Reports...............................................................................     40
   20.5      Severability................................................................................     40
   20.6     Counterparts.................................................................................     40
   20.7     Warranty Disclaimer..........................................................................     41
   20.8     Force Majeure................................................................................     41
   20.9     Arbitration..................................................................................     41
   20.10    Export Controls..............................................................................     42
   20.11    Construction / Jurisdiction / Official Language..............................................     42
21.USE OF NAMES .........................................................................................     42
22.ENTIRE AGREEMENT .....................................................................................     43
23.CAPTIONS .............................................................................................     43

                          STRATEGIC ALLIANCE AGREEMENT

         THIS AGREEMENT ("Agreement") is made and entered into effective as of the 18th day of January, 2001, between ASTA Medica Aktiengesellschaft, a German corporation with its office located at An der Pikardie 10, D-01277 Dresden, Germany (hereinafter referred to as "ASTA Medica") and BioNumerik Pharmaceuticals, Inc., a Texas corporation, with its office located at 8122 Datapoint Drive, Suite 1250, San Antonio, Texas 78229, U.S.A. (hereinafter referred to as "BioNumerik").

                                    RECITALS:

         WHEREAS, BioNumerik is the owner of certain inventions, trade secrets, know-how and rights relating to a certain medicinal toxicity protecting and mitigating agent and related compounds denoted as "BNP7787", and has been issued and has applied for certain patent and trademark rights with respect to BNP7787 and has developed BNP7787 for the treatment and mitigation of various clinically important toxicities.

         WHEREAS, BioNumerik and ASTA Medica wish to further the development of BNP7787 for the prevention, treatment and mitigation of various medical treatment-associated toxicities that are associated with drug administration and other treatments in designated territories of the world.

         NOW, THEREFORE, in consideration of the financial terms set forth herein and of the other terms, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, BioNumerik and ASTA Medica hereby agree as follows:

         1. DEFINITIONS. When used in this Agreement, each of the following defined terms shall have the meanings set forth in this Section. There are other terms defined in this Agreement parenthetically, and such terms shall have the meanings apparent from the context in which such terms are parenthetically defined.

                  1.1 "Affiliate(s)" means, with respect to each Party, any organization, company, firm, or other entity that controls, is controlled by, or is under common control with said Party. A company shall be deemed to have control of another if it owns directly or indirectly a majority of the voting shares of or is entitled directly or indirectly to appoint a majority of the directors or other managing body of the other company.

                  1.2 "Alliance Steering Committee" means the Alliance Steering Committee described in Section 3 hereof.

                  1.3 "ASTA Medica Improvements" means any and all inventions, developments, discoveries, and improvements useful in the development, manufacture or sale of the Product(s), including, without limitation, formulae, compounds, specifications, designs, chemical and physical data, clinical data, information concerning synthesis, processes, formulations, applications, toxicity, operations, regulatory affairs and marketing, that are developed by or for ASTA Medica subsequent to the date of the Confidentiality Agreement between BioNumerik and ASTA Medica dated as of December 12, 1998 (the "BioNumerik Confidentiality Agreement") and during the term of this Agreement, subject in all cases to any restrictions that may exist on the ability of ASTA Medica to license such inventions, developments, discoveries or improvements to BioNumerik in accordance with Sections 11 and 14 of this Agreement.

                  1.4 "ASTA Medica Know-How" means all data and information owned by ASTA Medica and useful in the development, manufacture or sale of the Product(s), including, without limitation, formulae, specifications, designs, chemical and physical data, clinical data, information concerning synthesis, processes, formulations, manufacture of the Active Pharmaceutical Ingredient
(API) for the Product(s), applications, administration to patients, clinical protocols, toxicity, operations, regulatory affairs and marketing, that have been developed by or for ASTA Medica on or before the date of the BioNumerik Confidentiality Agreement, subject in all cases to any restrictions that may exist on the ability of ASTA Medica to use and license such know-how in accordance with the terms of this Agreement.

                  1.5 "ASTA Medica Patent Rights" means all patents or patent applications (excluding the BioNumerik Patent Rights) owned or controlled by ASTA Medica relating to ASTA Medica Know-How, ASTA Medica Improvements or other matters that are useful in the development, manufacture or sale of the Product(s) or that bear some tangible relationship to the Product(s).

                  1.6 "BioNumerik Improvements" means any and all inventions, developments, discoveries and improvements useful in the development, manufacture or sale of the Product(s), including, without limitation, formulae, compounds, specifications, designs, chemical and physical data, clinical data, information concerning synthesis, processes, formulations, applications, toxicity, operations, regulatory affairs and marketing, that are developed by or for BioNumerik subsequent to the date of this Agreement and during the term of this Agreement, subject in all cases to any restrictions that may exist on the ability of BioNumerik to license such inventions, developments, discoveries or improvements to ASTA Medica in accordance with the terms of this Agreement.

                  1.7 "BioNumerik Know-How" means all data and information owned by BioNumerik and useful in the development, manufacture or sale of the Product(s), including, without limitation, formulae, specifications, designs, chemical and physical data, clinical data, information concerning synthesis, processes, formulations, manufacture of the API for the Product(s), applications, administration to patients, clinical protocols, toxicity, operations, regulatory affairs and marketing, that have been developed by or for BioNumerik on or before the date of this Agreement, subject in all cases to any restrictions that may exist on the ability of BioNumerik to license such know-how to ASTA Medica in accordance with the terms of this Agreement.

                  1.8 "BioNumerik Patent Rights" means all patents and patent applications and utility models and utility model applications (also known as "gebrauchsmuster"), including any addition, continuation, continuation-in-part, or division thereof or any substitute application therefore; any patent issued with respect to such patent application; any reissuance, re-examination or extension, including Supplementary Protection Certificates, of any such patent, in each case which patent or patent application bears some tangible relationship to the Product(s) and in which BioNumerik has an ownership or control during the term of this Agreement. BioNumerik Patent Rights shall include but not be limited to those patent applications listed on Attachment A hereto. For purposes of this Agreement, "gebrauchsmuster" shall mean the protection of technical inventions as defined in the current German Gebrauchsmuster Law or a legal institutes comparable to the "Gebrauchsmuster" within the Territory in a state other than Germany where applicable.

                  1.9 "BNP7787" means the compounds described on Attachment B hereto.

                  1.10 "Budget" means the annual budget approved from time to time by the Alliance Steering Committee pursuant to Section 4.

                  1.11 "Competitor" of a Party shall mean a company or organization engaged in the business of discovering, developing, manufacturing and/or selling any products or services that compete with any of the Product(s) or any of the other material products that such Party is then developing, manufacturing, selling or having sold.

                  1.12 "Confidential Information" means all information that is of a confidential and proprietary nature, including without limitation, trade secrets, inventions and unpatented Know-How and Improvements and related technology, and any and all material information either of the Parties hereto may acquire concerning the financial, business and marketing goals and plans of the other, including the terms of this Agreement and (a) what has been disclosed by BioNumerik to ASTA Medica under the existing BioNumerik Confidentiality Agreement, and (b) what has been disclosed by ASTA Medica to BioNumerik under the existing Confidentiality Agreement (the "ASTA Medica Confidentiality Agreement") dated as of September 28, 2000, between ASTA Medica and BioNumerik.

                  1.13 "Costs" means the actual costs of manufacturing, packaging and shipping, pre-marketing, marketing and selling Product(s) in the Territory, which costs are further described on Attachment C hereto.

                  1.14 "Development Plan" means the plan for the development and commercialization of the Product(s) approved from time to time by the Alliance Steering Committee pursuant to Section 4.

                  1.15 "Fiscal Year" means ASTA Medica's fiscal year commencing on January 1 and ending on December 31 of each year.

                  1.16 "Government Regulatory Approvals" means all government approvals, health registrations and/or permits required for manufacture, sale, and distribution of Product(s) in the Territory.

                  1.17 "Gross Profits" means Gross Sales less Costs, as specifically described in Sections 1.18 and 1.13 and on Attachment C hereto.

                  1.18 "Gross Sales" means cumulative post product launch gross sales in Euros of the Product(s) within the Territory by ASTA Medica or its Affiliates to third parties or sublicensees, as further described on Attachment C hereto. Sales between ASTA Medica and its Affiliates are not considered to be sales to third parties or sublicensees, unless the Affiliate is the end-user of the Product(s). Gross Sales shall (i) include any direct sales by sublicensees in the event Product(s) are not sold to the sublicensee by ASTA Medica or its Affiliates and (ii) also include all value received by ASTA Medica or its Affiliates in connection with sales by any sublicensees. It is further understood that BioNumerik's royalty rate and royalties, which are based on cumulative Gross Sales of Product(s), will not be compromised or reduced as a result of any sublicenses by ASTA Medica.

                  1.19 "Improvements" means the BioNumerik Improvements and the ASTA Medica Improvements.

                  1.20 "Know-How" means the BioNumerik Know-How and the ASTA Medica Know-How.

                  1.21 "Parties" means ASTA Medica and BioNumerik, or if used in the singular, ASTA Medica or BioNumerik.

                  1.22 "Patents" means those patents that embody the Patent Rights in the Territory.

                  1.23 "Patent Rights" means the BioNumerik Patent Rights and the ASTA Medica Patent Rights.

                  1.24 "Product(s)" means any pharmaceutical preparation, composition, product, method of administration or treatment use, or formulation for administration that contains BNP7787, a related thiol or disulfide, metabolites or another related cytoprotective agent period.

BioNumerik has issued patents and patent applications pending on the use, manufacture and formulations of 2-mercapto ethane sulfonate. These shall be included in this Agreement and are defined as the chemical compound 2-mercaptoethane sulfonate sodium, all salts and crystalline forms thereof, all formulations that include 2-mercaptoethane sulfonate sodium or a salt or crystalline form thereof, and all medical or other uses of 2-mercaptoethane sulfonate sodium wherein the description of said use identifies mesna, or a salt or crystalline form thereof, or a formulation that includes 2-mercaptoethane sulfonate sodium or a salt or crystalline form thereof, as a possible active agent for effecting the described method of use or formulation in human subjects or animals.

None of BioNumerik's other agents in discovery or development (including, but not limited to, karenitecin, MDAM, and preclinical candidates) are included in this Agreement.

                  1.25 "Product Trademark" means the main (global) trademark for the Product(s) in the Territory.

                  1.26 "Supply Agreement" has the meaning set forth in Section 7 hereof.

                  1.27 "Territory" shall mean worldwide, except for the United States of America (and its possessions and territories), Canada (and its possessions and territories), and Japan (and its possessions and territories).

                  1.28 "Trademarks" means (i) the brand name(s) selected and owned either by BioNumerik alone or by ASTA Medica to be used for or in connection with the Product(s) in the Territory (including the Product Trademark, alternative trademarks to the Product Trademark) and all associated logos, and (ii) the general reference trade name selected by BioNumerik for BNP7787 and Product(s).

         2. GRANT OF RIGHTS.

                  2.1 Research and Development License. Subject to the terms of this Agreement, BioNumerik hereby grants to ASTA Medica and its Affiliates an exclusive license in the Territory under the BioNumerik Patent Rights, BioNumerik Know-How and BioNumerik Improvements to conduct and have conducted research and development (including studies and clinical trials) of the Product(s) in the Territory for the purpose of obtaining Government Regulatory Approvals in the Territory.

                  2.2 License to Market, Sell and Distribute. Subject to the terms of this Agreement, BioNumerik hereby grants to ASTA Medica and its Affiliates an exclusive license in the Territory under the BioNumerik Patent Rights, BioNumerik Know-How and BioNumerik Improvements to make, have made, use, market, distribute, sell, and offer for sale the Product(s) in the Territory.

                  2.3 Sublicenses. ASTA Medica shall have the right to sublicense the rights granted under Sections 2.1 and 2.2 to third parties in the Territory subject to the prior written consent of BioNumerik, which will not be unreasonably withheld. ASTA Medica and BioNumerik agree that BioNumerik shall have reasonable grounds to object if (i) the aggregate of all such sublicensees would reasonably be expected to exceed [**] of the total European market for the Product; or any single sublicensee would reasonably be expected to exceed [**] of the total Territorial market for the Product, or (ii) the overall compensation structure of the sublicense terms are not fair to BioNumerik. ASTA Medica shall remain fully responsible to BioNumerik for the actions or failure to act of any of its sublicensees.

[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                  2.4 Canada Right of First Offer. In the event BioNumerik or its Affiliates do not wish to pursue marketing, distribution and/or sale of the Product(s) in Canada on their own, BioNumerik shall provide ASTA Medica with written notice (the "Canada Notice") to such effect. ASTA Medica shall have a right of first offer to negotiate with BioNumerik to obtain a license with respect to the Product(s) in the territory of Canada. The first offer right granted herein will expire 45 days after ASTA Medica's receipt of the Canada Notice. If no proposal to obtain a license with respect to the Product(s) for the territory of Canada is made to BioNumerik by ASTA Medica within such 45 day period, ASTA Medica's right of first offer shall terminate. In the event ASTA Medica does make a proposal for the territory of Canada within such time period, then BioNumerik and ASTA Medica will negotiate in good faith during the remainder of such 45 day notice period and for an additional 90 day period (the "Negotiation Period") in an effort to enter into a license agreement for such territory on mutually agreeable terms. If a license has not been executed by the end of the Negotiation Period, then BioNumerik shall be free to enter into a third party license and/or alliance with respect to the Product(s) for the territory of Canada, provided the economic terms of such license and/or alliance are no more favorable to such third party than the terms last proposed by ASTA Medica before expiration of the Negotiation Period.

                  2.5 Retention of Rights. BioNumerik shall retain the right for itself and its Affiliates to use the BioNumerik Patent Rights, BioNumerik Know-How, and BioNumerik Improvements in the Territory without cost for internal research and development purposes, for purposes of co-developing the Product(s) in the Territory with ASTA Medica as approved by the Alliance Steering Committee, for purposes of manufacturing the Product(s) in the Territory in accordance with this Agreement, and for purposes that do not relate to the Product(s). In addition, BioNumerik, its Affiliates, and other parties previously or hereafter authorized by BioNumerik shall retain the right to conduct and have conducted research and development (including studies and clinical trials) of the Product(s) throughout the world for the purpose of (a) obtaining regulatory approvals outside the Territory, and (b) obtaining additional data and information regarding the Product(s). BioNumerik will not conduct any such research and development in the Territory without the prior consent of ASTAMedica, which consent will not be unreasonably withheld. BioNumerik may continue to conduct its existing preclinical studies and Phase I clinical trials relating to the Product(s) in the Territory. In addition, nothing contained herein is intended to limit the right of ASTA Medica or BioNumerik to discover, develop, market, or sell other therapeutic products or technologies throughout the world.

                  2.6 Provision of Know-How. As soon as practicable after the date of this Agreement and on a regular basis thereafter during the term of this Agreement, BioNumerik will, subject to the confidentiality and other terms contained herein, make additional BioNumerik Know-How available to ASTA Medica.

                  2.7 Distribution. Except as expressly provided in this Agreement or by a separate written mutual agreement between the Parties, BioNumerik shall not directly or indirectly distribute or sell Product(s) in the Territory. Except as expressly provided in this Agreement or by a separate mutual written agreement between the Parties, ASTA Medica shall not directly or indirectly manufacture Product(s) to be sold in the Territory or manufacture, market, distribute or sell Product(s) outside the Territory, unless otherwise permitted pursuant to a separate agreement that may be entered into by the Parties pursuant to Section 7.2.

         3. MANAGEMENT OF RELATIONSHIP.

                  3.1 Steering Committee.

                     (a) Formation. Promptly upon execution of this Agreement, BioNumerik and ASTA Medica will establish an Alliance Steering Committee. The Alliance Steering Committee shall manage all aspects of the business and strategic relationship between the Parties with respect to the development of the Product(s) in the Territory in accordance with the terms of this Agreement.

                     (b) Responsibilities. The Alliance Steering Committee will have responsibility for overseeing the implementation, performance and coordination of all development, regulatory, manufacturing, distribution, selling and marketing activities relating to the Product(s) in the Territory and for effective communication regarding operations and strategies that are important for the development of the Product(s). As part of its responsibilities, the Alliance Steering Committee shall be responsible for approving the Product Development Plan and Budget. The Alliance Steering Committee will also monitor the performance of research and development work relating to the Product(s) in the Territory. The Parties shall report to the Alliance Steering Committee on all significant clinical and regulatory issues relating to the Product(s), and the Alliance Steering Committee shall make recommendations and provide strategic guidance with respect to such issues.


                     (c) Composition. The Alliance Steering Committee shall be comprised of at least 2 and up to 4 members total as may be agreed to from time to time by ASTA Medica and BioNumerik. The initial Alliance Steering Committee will be comprised of Dr. Frederick Hausheer and Dr. Jose-Maria Gimenez-Arnau who will serve as Co-Chairs of the

Alliance Steering Committee. The selection of Alliance Steering Committee members shall be made by ASTA-Medica and BioNumerik Pharmaceuticals, Inc. as needed from time to time. The Alliance Steering Committee members shall be qualified representatives of each company with expertise in oncology drug development and commercialization operations. The Alliance Steering Committee will be comprised of an equal number of members from ASTA Medica and BioNumerik, provided however, that each Party must have on the Alliance Steering Committee employees holding the following positions: Head of Research and Development and Head of Sales and Marketing. On behalf of BioNumerik, Dr. Hausheer will communicate strategies, developments and operations relating to the Product(s) to the Alliance Steering Committee.

                     (d) Meetings. The Alliance Steering Committee will meet at least quarterly (in Europe, U.S., or by telephone, video conference or internet
- by mutual consent) each calendar year prior to commercialization of the Product(s) in the Territory. In addition, either Party may request additional meetings as reasonably required. The Co-Chairs of the Alliance Steering Committee will be responsible for providing an agenda for each meeting of the committee at least 10 days in advance of such meeting and shall prepare written minutes of all committee meetings in reasonable detail. The Co-Chairs shall distribute a draft or final written version of such minutes to all members of the Alliance Steering Committee within 20 days after the relevant meeting.

                  3.2 Project Team. The Alliance Steering Committee will establish a Project Team that will be responsible for managing the day-to-day development and registration aspects of the Development Plan. The Project Team will be comprised of the various employees of each Party that are required for the successful development and registration of the Product(s) in the Territory. The Project Team will meet regularly, based on a written schedule and other mutually agreeable considerations as needed to insure effective communication, coordination and all related operations for development and marketing of the Product(s) in the Territory.

                  3.3 Additional Teams and Assistance. The Alliance Steering Committee may establish such other teams or working groups, as it deems necessary or desirable in connection with the development and commercialization of the Product(s).

                  3.4 Cooperation. Each Party will utilize its reasonable best efforts to act reasonably and in good faith to avoid deadlocks at either the Alliance Steering Committee or Project Team level and to ensure the successful operations of both the Alliance Steering Committee and the Project Team. To this end, each Party will make available to both the Alliance Steering Committee and the Project Team that Party's knowledge and expertise with regard to the Product(s) and to the development and registration of products of this nature.

                  3.5 Voting and Dispute Resolution. Each of ASTA Medica and BioNumerik shall have one vote on the Alliance Steering Committee and on the Project Team. A unanimous vote by both Parties shall be required for a decision by the Alliance Steering Committee or the Project Team. A quorum of the Alliance Steering Committee or the Project Team shall exist only if at least one representative from each Party with authority to cast the vote of the Party on the matter before the Alliance Steering Committee or the Project Team, as the case may be, is present. If the Project Team is unable to reach a decision on any matter, the Project Team shall refer such matter to the Alliance Steering Committee. If the Alliance Steering Committee is unable to reach a mutual agreement on any matter, including any matter referred to the Alliance Steering Committee by the Project Team, the Alliance Steering Committee shall promptly conduct good faith discussions in an effort to resolve such matter in a reasonable and mutually satisfactory manner. If the matter is not resolved by the Alliance Steering Committee representatives of BioNumerik and ASTA Medica within 60 days after the commencement of such discussions, either Party may request, in writing, that the matter be resolved by binding arbitration in accordance with the provisions of Article 20.9 of the Agreement.

                  3.6 Costs of Maintenance and Operation. Each of ASTA Medica and BioNumerik will bear its own costs and expenses relating to the maintenance and operation of the Alliance Steering Committee and the Project Team. The members of the Alliance Steering Committee and the Project Team will each serve without any additional compensation.

      4.    DEVELOPMENT PLAN AND COSTS.

            4.1 Development Costs. ASTA Medica shall pay all research and development expenses in order to develop and commercialize the Product(s) in the Territory. Such costs will include, without limitation, all costs in order to carry out the Development Plan, including all costs of any non-clinical or clinical tests or studies required by any applicable regulatory agency in the Territory, including any associated manufacturing costs. BioNumerik will be responsible for paying [**] of the premarketing costs for the Product(s) in the Territory prior to launch, which contribution amount by BioNumerik will not exceed 1,533,875 Euros in the aggregate. ASTA Medica will provide BioNumerik with a summary of such premarketing costs on a quarterly basis, and BioNumerik will make payment to ASTA Medica for BioNumerik's portion of such premarketing costs [**] after receipt of the summary from ASTA Medica. BioNumerik is free to have the calculation of such costs audited in the same manner as provided in the last sentence of Section 5.6. If BioNumerik determines to conduct a clinical study for the Product(s) in the Territory on its own, after obtaining ASTA Medica's consent, BioNumerik shall pay the costs of such study, unless otherwise agreed by the Parties. If ASTA Medica determines to conduct a clinical study for the Product(s) outside of the Territory on its own, after obtaining BioNumerik's consent, ASTA Medica shall pay the costs of such study, unless otherwise agreed by the Parties.

            4.2   Government Approvals and Clinical Trials.

                  4.2.1. ASTA Medica agrees at its sole expense to (a) conduct or cause to be conducted all clinical trials and other studies of any nature of the Product(s) necessary or desirable for obtaining Government Regulatory Approvals and (b) prepare and submit all documents necessary or desirable for obtaining Government Regulatory Approvals. The Alliance Steering Committee will mutually determine the priority of each country in the Territory for development, registration and marketing of the Product(s) within a reasonable period of time following the date of this Agreement. The Alliance Steering Committee will update the priority list on a semi-annual basis. In connection therewith, ASTA Medica shall, at its own expense and in accordance with the priorities determined by the Alliance Steering Committee, apply for all health registrations and Government Regulatory Approvals required to execute and to perform this Agreement. To the extent permitted by laws in the Territory and if requested by ASTA Medica, BioNumerik agrees to assist and support the process of obtaining the Government Regulatory Approvals by providing input and assistance from Dr. Frederick H. Hausheer regarding the design and conduct of non-clinical studies, clinical trials, preparation of regulatory submissions and review, analysis and presentation of laboratory data. During the term of this Agreement, ASTA Medica shall be the marketing, development and

[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

distribution authorization holder of the Product(s) in the Territory unless otherwise agreed to by the Alliance Steering Committee. ASTA Medica shall keep BioNumerik regularly and fully informed of the status of the Government Regulatory Approvals process on a current basis and furnish BioNumerik upon BioNumerik's reasonable request with copies of all of the documents, data and other information supplied to or received from applicable government authorities in connection with the applications for the Government Regulatory Approvals. Upon receipt of the Government Regulatory Approvals, ASTA Medica shall promptly furnish BioNumerik copies or other satisfactory evidence thereof. In addition, ASTA Medica may conduct research and development (including studies and clinical trials) of the Product(s) outside the Territory for the purpose of supporting the development and commercialization of the Product(s) in the Territory. BioNumerik will have the right to review and consent to any such studies and clinical trials outside the Territory in advance of their commencement, which consent will not be unreasonably withheld.

                  4.2.2 ASTA Medica shall have ownership (including reservation of the right to use in the Territory in accordance with this Agreement) of all data and results obtained by ASTA Medica from the non-clinical studies, clinical trials and related testing conducted pursuant to Section 4.1 and 4.2.1 (the "ASTA Medica Data and Results"). Each of ASTA Medica and BioNumerik shall have the right to use the ASTA Medica Data and Results as described in this Agreement, unless otherwise agreed by the Parties hereto. ASTA Medica shall also have the right to use data and results obtained by BioNumerik from the non-clinical studies, clinical trials and related testing conducted for the Product(s) outside the Territory, provided that such use by ASTA Medica shall be for the purpose of supporting the development and commercialization of the Product(s) in the Territory and shall be subject to any existing limitations on the ability of BioNumerik to provide such data and results to ASTA Medica.

            4.3 Development Plan and Budget. The initial Development Plan and initial Budget agreed to by the Parties will be developed by the Parties with final review and approval by the Alliance Steering Committee. The Development Plan and Budget will be updated by the Alliance Steering Committee on at least a quarterly basis. Prior to the start of each calendar year, the Alliance Steering Committee shall meet to review and approve a Development Plan and Budget for the following calendar year. No material deviations (e.g., major changes in clinical study design, patient populations, clinical trial endpoints, or the analysis of such endpoints) from the Development Plan or Budget will occur without prior approval by the Alliance Steering Committee. The Development Plan will include the following elements: (a) a clinical trial program for the Product(s) in the Territory, (b) a Product Registration Plan, (c) a Publication Plan, and (d) a Distribution, Selling and Marketing Plan for the Product(s). No company sponsored clinical trial shall be commenced for the Product(s) in the Territory without the approval of the Alliance Steering Committee. The Budget detail will contain specific estimates of allocation of administrative and finance costs, country or region-specific allocation of "sales force time and effort" (as defined in Section 5.6), and country specific-profit and loss estimates.

            4.4 Promotional Materials involving BioNumerik and Labeling. To the extent permissible by law, the Product(s) distributed in the Territory shall be represented in all labeling and other documentation as jointly developed by ASTA Medica and BioNumerik. ASTA Medica shall assure inclusion, consistent with the laws of each country in the Territory, of BioNumerik's name, logo and other identification in any promotional materials, which inclusion shall be overseen at the Alliance Steering Committee level. ASTA Medica agrees that promotional materials for the Product(s) in the Territory shall contain the statement: " Under license from BioNumerik Pharmaceuticals, Inc." and shall also display the BioNumerik trademark wherever permitted by law. Product(s) marketed and sold by ASTA Medica hereunder shall also be marked with appropriate patent numbers or indicia at BioNumerik's request, subject to ASTA Medica's consent, not to be unreasonably withheld.

      5.    LICENSE FEES AND ROYALTIES.

            5.1   License Fees.

                  As partial consideration of the rights hereby granted, ASTA Medica shall pay to BioNumerik a fixed fee of U.S. $15,000,000(Fifteen Million U.S. Dollars) immediately upon the execution of this Agreement, which fee shall be non-refundable except as provided in Section 14.5.

            5.2 Royalties. ASTA Medica shall pay BioNumerik a sliding scale percentage of Gross Profits per Fiscal Year based on the cumulative Gross Sales within the Territory during the term of this Agreement. All payments to BioNumerik by ASTA Medica shall be in U.S. dollars.

            Accordingly, ASTA Medica shall pay BioNumerik the following amounts:

                  (a) [**] of the Gross Profits for up to [**] of cumulative Gross Sales of Product(s) in the Territory;

                  (b) [**] of the Gross Profits from [**] of cumulative Gross Sales of Product(s) in the Territory; and

                  (c) [**] of the Gross Profits for [**] or more of cumulative Gross Sales of Product(s) in the Territory.

[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

            5.3 Expiration of Royalty Obligations. The royalty obligations set forth in Section 5.2 above shall expire on a country-by-country basis in those countries in which a BioNumerik Patent Right covers the use or sale of Product(s), effective as of the date upon which the use or sale of Product(s) in such country would no longer infringe a valid claim of a BioNumerik Patent Right in the absence of the rights granted hereunder, provided however that (a) all royalty obligations shall continue on a country-by-country basis until the last patent expiry of the medical use and/or formulation patent applications and/or patents which claim the use and/or marketing approved formulation of BNP7787 as listed in Attachment A, such as cisplatin, carboplatin and/or taxane derivatives, and (b) all royalty obligations shall continue during the time that any patent application included in the Patent Rights is being prosecuted. If a new patent is issued in a particular country with respect to the Product(s) where the royalty obligations have or would have otherwise expired in such country, the royalty obligations contained in Section 5.2 shall be renegotiated in accordance with their terms with respect to such country, provided that (a) the Parties shall assess the new patent together using an estimated net present value estimate of the potential economic outcome of such new patent that is agreed to provide a [**] net present value to BioNumerik and ASTA Medica, and
(b) the lower limit of the royalty to BioNumerik with respect to such new patent in such country will be [**] of the Gross Profits with respect to such country, if the patent issued protects marketing exclusivity of the Product in such country. Royalties on Product(s) shall also continue to be paid by ASTA Medica pending final resolution of any litigation or dispute involving ASTA Medica, BioNumerik, the Product(s) or the Patent.

            5.4 Inclusion of Sublicense Fees. All payments or fees of any kind received by ASTA Medica or its Affiliates from any sublicensee of the Product(s) shall be included in Gross Sales and Gross Profits (including, without limitation, situations where such payments and fees are made prior to product launch), and BioNumerik shall be paid a royalty on all such payments and fees in accordance with Section 5.2

            5.5 Sales Forecast and Payment. Within 45 days of the beginning of each Fiscal Year, the Alliance Steering Committee will agree on the forecast of sales for such Fiscal Year. The forecast will include a country specific estimate of sales in the Territory. Based on this forecast, BioNumerik will receive quarterly installments of the royalty amount expected to be due to BioNumerik according to the scale described in Section 5.2 at the end of each calendar quarter from ASTA Medica.

[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

            5.6 Forecast Adjustment. Within 45 days after the end of each Fiscal Year the payments according to the forecasts will be compared with the actual Gross Sales and Gross Profits. If the aggregate estimated payments made by ASTA Medica to BioNumerik for such year exceed the actual royalty owing for such year, BioNumerik shall refund the difference within 45 days of such determination. If the aggregate estimated payments made by ASTA Medica to BioNumerik for such year are less than the actual royalty owing for such year, ASTA Medica shall pay BioNumerik the difference within 45 days of such determination. ASTA Medica's accountant, KPMG, will review all data and calculations of royalty amounts and payments. This will be done no later than the end of February of the following Fiscal Year. In addition, the records maintained by ASTA Medica for calculating Costs in determining the royalty shall include specific line items for allocation of administrative and finance costs (as defined in Attachment C), country or region-specific allocation of Product marketing, promotion, distribution, and sales capacity (specified in terms of budget and personnel) defined as "sales force time and effort", and country specific- Product sales priority and profit and loss amounts. BioNumerik is free to have such data and calculations fully audited at its own cost by another accounting firm selected by BioNumerik and ASTA Medica will disclose all such data and calculations to BioNumerik's auditors on a confidential basis.

      6.    INFORMATION SHARING.

            6.1 Sharing of Information. ASTA Medica will keep BioNumerik regularly and fully informed of the non-clinical and clinical development progress, including discussions and correspondence with regulatory authorities in the Territory for the Product(s), and ASTA Medica shall provide BioNumerik with copies of all data and developments that arise from research and development carried out by or on behalf of ASTA Medica on the Product(s) pursuant to this Agreement, including all Government Regulatory Approvals for Product(s) in the Territory. Without any further obligation to ASTA Medica, BioNumerik (and its designated Affiliates, assignees and sublicensees) are hereby granted the right to use the ASTA Medica Data and Results, for the purpose of supporting non-clinical studies, clinical trials and product regulatory approval and development in areas outside of the Territory, but excluding Japan.

            6.2 BioNumerik Information. BioNumerik shall provide ASTA Medica with copies of all information generated or controlled by it in the course of satisfying regulatory requirements in the United States, Japan and/or other areas outside the Territory with respect to the Product(s) that may be useful or necessary in obtaining Government Regulatory Approvals in the Territory, such as IND applications, annual reports, protocol amendments, IND amendments, promotion, marketing, sales, manufacturing and related documents and information (collectively, the "BioNumerik Data and Results"). Without any further obligation to BioNumerik, ASTA Medica (and its designated Affiliates, assignees and sublicensees) are hereby granted the right to use the BioNumerik Data and Results, for the purpose of supporting non-clinical studies, clinical trials and regulatory approval and development of Product(s) in the Territory. For purposes hereof, the term "Data and Results" shall mean the ASTA Medica Data and Results and the BioNumerik Data and Results.

            6.3 Additional Information Sharing. In recognition of the significant importance and benefit of sharing with ASTA Medica all data and information generated with respect to the Product(s) outside the Territory, BioNumerik agrees to use its reasonable best efforts to provide ASTA Medica with the opportunity to enter into a Confidentiality Agreement with Grelan Pharmaceutical Co., Ltd., BioNumerik's partner for the development of the Product in Japan ("KI Pharma"), for the purpose of direct communication and exchange of know-how and other confidential information regarding the Product(s). BioNumerik shall encourage KI Pharma to enter into such an agreement with ASTA Medica. ASTA Medica agrees that if KI Pharma agrees to share with ASTA Medica all data and information generated by KI Pharma with respect to the Product(s) for the purpose of supporting the development of the Product(s) in the Territory, then ASTA Medica will, on similar terms, agree to share with KI Pharma all data and information generated by ASTA Medica with respect to the Product(s) for the purpose of supporting the development of the Product(s) in Japan and its possessions and territories. ASTA Medica will promptly provide BioNumerik with a copy of all communications, data and information shared between KI Pharma and ASTA Medica that are important to the development, marketing and manufacturing of the Product(s). BioNumerik will endeavor to organize and facilitate interactions and communications between ASTA Medica and KI Pharma regarding the Product(s). Dr. Hausheer will oversee these efforts and the Parties will endeavor to have a meeting with all such companies at least once each year. In addition, BioNumerik agrees to use its reasonable best efforts to provide that any agreement hereafter signed with respect to a license for commercial distribution of the Product(s) in areas outside the Territory will provide that the licensee under such license will share with ASTA Medica all data and information generated by such licensee with respect to the Product(s) for the purpose of supporting the development of Product(s) in the Territory. In the event a prospective licensee for the commercial distribution of the Product(s) in areas outside the Territory will not agree to the sharing of all data and information as provided above, BioNumerik will consult with ASTA Medica prior to signing any license agreement with such party and BioNumerik will use its reasonable best efforts to facilitate and provide an opportunity for discussion between ASTA Medica, BioNumerik and such prospective licensee with respect to a mutually satisfactory arrangement for the sharing of data and information. For purposes of this Agreement, "reasonable best efforts" shall mean those reasonable commercial efforts that would be used by reasonable business persons in a similar situation.

      7.    MANUFACTURING.

            7.1 Manufacturing Rights. BioNumerik will retain all manufacturing rights related to the Product(s) in all parts of the world (including the Territory), subject to ASTA Medica's non-exclusive option described in Section 7.2.

            7.2 Non-Exclusive Manufacturing Option for Territory. ASTA Medica is hereby granted the option to bid to manufacture Product(s) for development and regulatory approval and/or sale in the Territory. From time to time during the term of this Agreement, ASTA Medica shall, at its option, provide BioNumerik with a bid containing the price, delivery amount and other material terms under which it would manufacture Product(s) for the Territory on a non-exclusive basis. It is the hope of the Parties that ASTA Medica will be a significant manufacturer of Product supply in the Territory, subject to meeting the competitive requirements of price, quality, supply, delivery and other material terms relative to other potential or active manufacturers. If such bid is on substantially competitive terms with BioNumerik's other alternatives for manufacturing Product(s) for the Territory, then BioNumerik and ASTA Medica will negotiate in good faith to enter into a supply agreement providing for the manufacture by ASTA Medica of a portion of the Product(s) to be supplied for the Territory, which portion will be determined by BioNumerik. In the event of any unsuccessful bid by ASTA Medica, BioNumerik will describe to ASTA Medica the categories in which its bid was deemed not competitive. In the absence of any bid from ASTA Medica to manufacture Product(s) on substantially competitive terms to BioNumerik's other manufacturing alternatives, BioNumerik shall be free to utilize such other alternatives for the manufacture of Product(s) in the Territory.

            7.3 Pre-Commercial Manufacturing. BioNumerik will furnish ASTA Medica with all supplies of Product(s) required by ASTA Medica in order to conduct the pre-commercialization studies and clinical trials described in Sections 4.1 and 4.2, which supplies shall be furnished by BioNumerik to ASTA Medica at a price equal to BioNumerik's actual cost to manufacture the materials (including a reasonable overhead amount in compliance with U.S.
GAAP), plus freight, transport, insurance, and customs and duty charges incurred in delivering the materials to ASTA Medica, but shall exclude any profit element.

            7.4 Commercial Supply Agreement. Following execution of this Agreement, BioNumerik agrees to finalize its processes for the manufacture of Product(s) as shall be agreed from time to time between itself and ASTA Medica. Within 24 months prior to the estimated time of the first commercial sale of Product(s) in the Territory, ASTA Medica and BioNumerik shall enter into a commercial supply agreement (the "Supply Agreement") to be negotiated in good faith and to reflect such terms and conditions as shall be reasonably necessary to govern the manufacture and supply of Product(s) for sale and distribution in the Territory.

      The Supply Agreement will provide among other things that:

                  (a) Not later than the end of each calendar year that commences after execution of the Supply Agreement, ASTA Medica will supply to BioNumerik an estimate of its requirements of the amount of API or finished Product(s) in the Territory during the following [**] years, and will update this estimate at six-month intervals. BioNumerik will notify ASTA Medica within 90 days of receipt of such estimate if it (or its Affiliates) will be unable to supply the whole or any part of the requirements described in such estimate. Together with the [**] estimate, ASTA Medica will deliver to BioNumerik firm orders for its estimated requirements of Product(s) not less than 12 months in advance of the required date of delivery. Within thirty (30) days of its receipt of such firm order, BioNumerik shall confirm such order in writing and fulfill such orders in accordance with ASTA Medica's required date of delivery provided the quantities specified therein do not exceed those quantities contained in the previous estimate for the same period and provided that BioNumerik has not previously advised ASTA Medica that it will be unable to supply all or part of such quantities.

[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                  (b) If BioNumerik (or its Affiliates) are unable to meet the requirements of ASTA Medica and its Affiliates and sublicensees for commercial quantities of Product(s), then ASTA Medica may fill all of its remaining supply requirements in excess of the amount provided by BioNumerik (and its Affiliates) from a third party or parties. In such event, (i) BioNumerik shall grant a license to ASTA Medica under the BioNumerik Patent Rights, BioNumerik Know-How, and BioNumerik Improvements to manufacture and have such third party manufacture Product(s) for the purpose of allowing such remaining supply requirements to be filled, and (ii) BioNumerik shall also provide such information and reasonable assistance as may be necessary to allow such third party to manufacture Product(s) for the purpose of allowing such remaining supply requirements to be filled.

                  (c) The cost of the Product(s) under the Supply Agreement will be based on [**].

                  (d) ASTA Medica shall be entitled to have BioNumerik's cost of manufacture and overhead confirmed by an independent firm of accountants to which BioNumerik has no reasonable objection, but not more than once in any 12 month period, provided, however, that such firm of accountants shall only report to ASTA Medica the amount of such costs, including overhead, and shall keep confidential all other information acquired in the course of the examination. ASTA Medica shall pay the cost of any such audit and the audit shall be conducted so that it will not disrupt BioNumerik's ongoing business activities.

      The Parties in good faith shall negotiate all other terms of supply and purchase to be included in the Supply Agreement.

            7.5 No Infringing Manufacture or Supply. In any event, BioNumerik shall not be required to manufacture or supply Product(s) pursuant to this Agreement if by so doing it would be liable to suit for infringement or contributory infringement of the intellectual property rights of a third party.

[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

      8.    DILIGENCE.

            8.1 General Diligence Efforts. ASTA Medica agrees to use its best efforts to commercialize or cause to be commercialized the Product(s) in the Territory as soon as reasonably plausible, taking into account external conditions (e.g., economic, demographic, war or change in market) which would reasonably be expected to adversely affect commercialization of the Product. As part of such agreement, ASTA Medica shall use best efforts to commercialize, promote, distribute, sell and establish the Product(s) in accordance with the specified list of countries in the Territory in accordance with the development priorities determined by the Alliance Steering Committee as described in section 4.2.1.

            8.2 Target Development and Commercialization Plan. In addition to the above general diligence requirements, ASTA Medica shall meet the Development Plan targets determined by the Alliance Steering Committee for the Product(s). If any of the specified targets are not met with respect to the Product(s), and such targets continue to remain unmet for a period of 60 days or greater following notice to ASTA Medica by BioNumerik, then the Parties hereto shall discuss and decide in good faith how to solve the problem. If (a) the specified development and commercialization targets contained in the Development Plan and determined by the Alliance Steering Committee for the Product(s) are not met on an annual basis for three consecutive years, (b) the Product(s) does not receive Government Regulatory Approval to sell and distribute such product in at least one country in Europe within 4 years after the date of this Agreement, or
(c) ASTA Medica completely ceases development, marketing, or regulatory activity with respect to the Product(s) in one or more countries in the Territory and such cessation continues for more than 60 days, then all licenses granted by BioNumerik hereunder, and to the BioNumerik Improvements, BioNumerik Patent Rights, and BioNumerik Know-How shall terminate (either for the entire Territory with respect to clause(a) or clause(b) of this sentence or on a country by country basis with respect to clause(c) of this sentence), all right, title, and interest in the Product(s) shall automatically revert to BioNumerik (either for the entire Territory with respect to clause(a) or clause(b) of this sentence or on a country by country basis with respect to clause(c) of this sentence), and all transferable elements of government approvals, registrations or other regulatory approvals and applications shall be promptly transferred to BioNumerik, provided that such rights shall not revert to BioNumerik if the failure to meet such target, take such action, or receive such approval, as the case may be, was caused in substantial part by the actions or failure to act of BioNumerik. An extension of the time to meet the development performance requirements in the previous sentence may be granted upon mutual agreement between ASTA Medica and BioNumerik.

      9.    PATENT MATTERS.

            9.1 BioNumerik Patent Maintenance. BioNumerik will be responsible for prosecuting, maintaining and defending the patents covered by the BioNumerik Patent Rights and BioNumerik will own all BioNumerik Patent Rights. The costs for prosecuting and maintaining such patents shall be at BioNumerik's own expense and the costs of defending such patents in the Territory will be borne [**] by BioNumerik and [**] by ASTA Medica. BioNumerik will, during the term of this Agreement, use reasonable best efforts to continue to obtain and maintain additional patent protection for the Product(s). BioNumerik will regularly advise ASTA Medica as to the progress of its patent applications and registrations in the Territory relating to the Product(s). BioNumerik will provide ASTA Medica with copies of all official actions from the patent offices in the Territory. Any reply to those office actions dealing with the scope of the claims will only be submitted by BioNumerik or its representative(s) after ASTA Medica's prior input, which input will be promptly given and will not be unreasonably withheld. ASTA Medica and BioNumerik

[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

will develop a joint strategy as to patent strategy and prosecution in the Territory with respect to the Product(s). In addition, BioNumerik will advise ASTA Medica as to the patent strategy and prosecution outside the Territory with respect to the Product(s). BioNumerik agrees not to file patents on or make use of any Confidential Information that ASTA Medica has provided or disclosed to BioNumerik unless it has obtained the prior written consent of ASTA Medica to such filings or use. BioNumerik agrees to submit confidential pharmacological and clinical data to patent offices in the Territory when necessary for prosecution of patents by BioNumerik.

            9.2 ASTA Medica Patent Maintenance and Assistance. ASTA Medica will be responsible for prosecuting, maintaining, and defending the patents covered by the ASTA Medica Patent Rights and ASTA Medica will own all ASTA Medica Patent Rights. The costs for prosecuting and maintaining such patents shall be at ASTA Medica's own expense and the costs of defending such patents in the Territory will be borne [**] by ASTA Medica and [**] by BioNumerik. ASTA Medica will regularly advise BioNumerik as to the progress of its patent applications and registrations in the Territory relating to the Product(s). ASTA Medica will provide BioNumerik with copies of all official actions from the patent offices in the Territory. Any reply to those office actions dealing with the scope of the claims will only be submitted by ASTA Medica or its representative(s) after BioNumerik's prior input, which input will be promptly given and will not be unreasonably withheld. ASTA Medica agrees not to file patents on or make use of any Confidential Information that BioNumerik has provided or disclosed to ASTA Medica unless it has obtained the prior written consent of BioNumerik to such filings or use. In addition, ASTA Medica will advise BioNumerik as to patent strategy and prosecution in the Territory with respect to the Product(s).

            9.3 BioNumerik Patent Representations. BioNumerik represents and warrants to ASTA Medica that BioNumerik owns or has applied for all patents, patent rights, inventions and know-how described in the BioNumerik Patent Rights and necessary to grant the licenses granted herein. BioNumerik further represents and warrants that, to the best of its knowledge, the manufacture, use, sale or development of the Product(s) pursuant to this Agreement will not infringe or conflict with any third party right or patent and that BioNumerik is not aware of any pending third party patent application that, if issued, would be infringed by the manufacture, use, sale or development of the Product(s) pursuant to this Agreement. BioNumerik has no knowledge that any infringement referred to above has occurred or of any other litigation or threat of litigation involving the Product(s), and BioNumerik has not been notified and is not aware of any actual or potential claims of such infringement or other litigation involving the Product(s).

[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

            9.4 ASTA Medica Patent Representations. ASTA Medica represents and warrants to BioNumerik that ASTA Medica has no knowledge that any infringement or conflict with any third party involving the Product(s) has occurred or of any other litigation or threat of litigation involving the Product(s). ASTA Medica has not been notified and is not aware of any actual or potential claims of such infringement or other litigation involving the Product(s). ASTA Medica has had the opportunity to analyze and perform due diligence on the current BioNumerik patent portfolio and the patent filing and prosecution status regarding the Product(s).

            9.5   Enforcement of Patents and Proprietary Rights.

                  (a) To the extent allowable by law, BioNumerik shall have the sole first opportunity to institute and prosecute proceedings or suits ("Suits") for infringement of the BioNumerik Patent Rights and/or patents and proprietary rights regarding the Product(s) in the Territory. BioNumerik shall promptly advise ASTA Medica of any such Suit, and BioNumerik and ASTA Medica shall develop a joint strategy with respect to all such Suits and other third party intellectual property litigation regarding the Product(s) in the Territory ("Other IP Litigation"). ASTA Medica may join as a party to any Suit brought by BioNumerik, and to the extent required to properly bring such litigation, ASTA Medica shall join as a party to any Suit brought by BioNumerik in the Territory. In the event BioNumerik refrains from initiating any Suit, ASTA Medica may bring such Suit on its own, and if BioNumerik is required as a party to properly bring or join such Suit, BioNumerik shall, upon ASTA Medica's request, bring such Suit or join as a party to such Suit. BioNumerik shall have the sole right to decide to accept or reject any settlement offer regarding the Suits or Other IP Litigation, provided that the acceptance of any such settlement that negatively affects ASTA Medica's rights hereunder or the ASTA Medica Patent Rights must be consented to by ASTA Medica, which consent will not be unreasonably withheld. In addition, a response regarding a consent requested by BioNumerik will be provided by ASTA Medica within 5 business days after BioNumerik's request. , If ASTA Medica is bringing any Suit without BioNumerik, then any settlement agreement would have to be approved by both Parties to the extent that it may affect the BioNumerik Patent Rights. The Parties will meet in good faith with any third party licensee of the Product(s) to discuss the possible contribution by such third party to the costs of any Suit.

                  (b) Except as otherwise expressly provided herein, all legal expenses and costs in such Suits or Other IP Litigation (including attorneys' fees) (the "Legal Expenses") when jointly prosecuted will be borne 50% by ASTA Medica and 50% by BioNumerik. in the event only one of the Parties participates in such litigation, then the Party participating in such litigation shall bear 100% of such Legal Expenses.

                  (c) All recoveries from any Suit (including attorneys' fees) and from all Other IP Litigation regarding the Product(s) in the Territory (regardless of which Party actually receives such recovery) shall be applied first in or toward satisfaction of all out of pocket expenses borne by ASTA Medica and BioNumerik proportionately in connection with such Suit or Other IP Litigation. If any surplus remains it shall be divided equally between ASTA Medica and BioNumerik, provided that in the event that only one of the Parties is responsible for the prosecution of a Suit or Other IP Litigation, then the recoveries from such Suit shall be solely awarded or paid to such Party.

                  (d) Each of ASTA Medica and BioNumerik shall give the other Party full and complete access to all information such other Party reasonably requests related to such Suits or Other IP Litigation

      10.   TRADEMARKS AND TRADEMARK RIGHTS.

            10.1  Registration, Maintenance and Ownership.

                  10.1.1 BioNumerik will use reasonable best efforts to obtain one global trademark to be used for the Product(s), which is defined in this Agreement as the "Product Trademark". BioNumerik will inform ASTA Medica at intervals about the efforts of obtaining the Product Trademark. The choice of Product Trademark will be made by mutual agreement of BioNumerik and ASTA Medica. In addition to the foregoing, ASTA Medica will check its pool of protected trademarks and will provide BioNumerik with potential Product Trademark proposals if available. If ASTA Medica and BioNumerik select a trademark for the Product(s) that is owned by ASTA Medica, ASTA Medica shall grant and hereby does grant BioNumerik an exclusive royalty-free perpetual paid-up license (with the right to sublicense) to use such trademark in all parts of the world outside the Territory. If the Parties use a trademark for the Product(s) that is owned by BioNumerik, BioNumerik shall grant and hereby does grant ASTA Medica an exclusive royalty-free perpetual paid up license (with the right to sublicense) to use such Product Trademark in all parts of the Territory. Should no global Product Trademark be available or should a given trademark be available but not be acceptable in some jurisdiction (e.g. for linguistic reasons), the Parties will seek and reach agreement on an alternative trademark for such jurisdiction. The ownership, use and licensing of such alternative trademark shall be governed by the same provisions as those contained herein regarding the ownership, use, and licensing of the Product Trademark

                  10.1.2 BioNumerik agrees to register and maintain the Product Trademark at the expense of BioNumerik for use in and association with Product(s) and such other Trademarks in the Territory in respect of the Product(s) as ASTA Medica and BioNumerik shall approve. ASTA Medica agrees to assist in such registration, if requested by BioNumerik and to sell the Product(s) only under such Trademarks as may be agreed to in writing with BioNumerik.

                  10.1.3 ASTA Medica agrees that, except for Trademarks selected from the ASTA Medica pool, as expressly provided in Section 10.1.1 above, and for the name and housemark (logo) "ASTA Medica" both in word and word-and-design form, BioNumerik shall be the exclusive owner of all registered and unregistered trademarks and/or service marks associated with the Product(s) (collectively, "BioNumerik Related Trademark Rights"), including, but not limited to the Trademarks and the "BioNumerik" name and housemark (logo).

                  10.1.4 BioNumerik shall remain free to use and grant rights to the use of the Trademarks (a) outside of the Territory and (b) inside of the Territory with respect to the "BioNumerik" name and housemark (logo) in connection with products, activities and uses other than the sale and distribution of Product(s).

                  10.1.5 ASTA Medica acknowledges the validity of the BioNumerik Related Trademark Rights in the Territory. ASTA Medica shall take due care not to do or cause to be done any action or omission which adversely affects the validity of the BioNumerik Related Trademark Rights or jeopardizes the maintenance thereof, either during the term of this Agreement or thereafter.

                  10.1.6 BioNumerik acknowledges the validity of the trademarks selected from the ASTA Medica pool in and outside the Territory. BioNumerik shall take due care not to do or cause to be done any action or omission which adversely affects the validity of these trademarks or jeopardizes the maintenance thereof, either during the term of this Agreement or thereafter.

                  10.1.7 ASTA Medica agrees that it will maintain the quality control standards for the Trademarks and BioNumerik Related Trademark Rights set forth by BioNumerik and agreed by ASTA Medica (ASTA Medica shall not unreasonably withhold such agreement) and will ensure that any sublicensee using the Trademarks and BioNumerik Related Trademark Rights in the Territory shall be subject to similar standards of quality control.

      11.   IMPROVEMENTS.

            11.1 BioNumerik Improvements Included. During the term of this Agreement, without any further payment, BioNumerik shall by the next Alliance Steering Committee meeting fully disclose any BioNumerik Improvements to ASTA Medica that have not previously been disclosed. In accordance with Section 2 hereof, BioNumerik has granted ASTA Medica an exclusive license to use the BioNumerik Improvements in the Territory. Notwithstanding the foregoing, BioNumerik shall, subject to the license grants contained in Section 2 hereof and in accordance with such Section 2, be free to use any such BioNumerik Improvements for its own purposes and for the benefit of its designated Affiliates, assignees, sublicensees, and authorized users without any further obligation to ASTA Medica, provided that any use of the BioNumerik Improvements in the Territory shall not interfere with the exercise by ASTA Medica of the rights granted to ASTA Medica pursuant to this Agreement.

            11.2 ASTA Medica Improvement Grantbacks. During the term of the licenses granted herein, without any further payment, ASTA Medica shall by the next Alliance Steering Committee meeting fully disclose any ASTA Medica Improvements to BioNumerik that have not previously been disclosed. ASTA Medica agrees to use all ASTA Medica Improvements for the purpose of supporting the development and commercialization of Product(s) in the Territory in accordance with this Agreement. In addition, ASTA Medica hereby grants BioNumerik a non-exclusive, perpetual, worldwide except in the Territory and Japan, royalty-free paid-up license to all ASTA Medica Improvements, and BioNumerik (and its designated Affiliates and sublicensees) may, subject to the license grants contained in Section 2 hereof, make, have made, use, sell and license products and technology incorporating such ASTA Medica Improvements throughout the world in areas outside the Territory, but excluding Japan. ASTA Medica retains the right to practice such ASTA Medica Improvements other than in connection with the Product(s) in the event of termination of the licenses granted herein.

            11.3 Joint Improvements. Any new intellectual property jointly conceived or reduced to practice by ASTA Medica and BioNumerik ("Joint Improvements") shall be jointly owned by ASTA Medica and BioNumerik on an equal basis, and all costs to file, prosecute, and maintain patent applications, patents, and/or other applicable intellectual property protection regarding Joint Improvements shall be shared equally by BioNumerik and ASTA Medica Each of BioNumerik and ASTA Medica hereby agrees to license its interest in such intellectual property in the manner provided in Sections 11.1 and 11.2.

            11.4 Sublicenses. Any sublicense by ASTA Medica of BioNumerik Improvements or Joint Improvements shall require the prior written consent of BioNumerik in the manner described in Section 2.3. Any sublicense by BioNumerik of ASTA Medica Improvements or Joint Improvements shall require the prior written consent of ASTA Medica, which will not be unreasonably withheld. Any sublicense by either Party of Joint Improvements shall require the prior written consent of the other Party, which shall not be unreasonably withheld.

      12.   CONFIDENTIALITY.

            12.1 Confidential and Proprietary Information. Each Party hereto acknowledges that in order for BioNumerik and ASTA Medica to carry out their respective obligations under this Agreement, it may be necessary for BioNumerik and ASTA Medica to disclose to each other certain Confidential Information. Each Party hereto agrees:

                  12.1.1 To ensure that it does not reveal or make available any Confidential Information of the other to any third party, except as such disclosure may be expressly authorized by this Agreement or otherwise specifically approved in writing by the Party against whom such disclosure is sought and to ensure that it will treat such Confidential Information of the other Party in the same manner as it treats its own Confidential Information, such treatment to be at least the degree that a reasonable person would perform under similar circumstances;

                  12.1.2 To ensure that Affiliates, sublicensees, employees, agents, associates or other persons to whom such disclosure may be made or who may otherwise have access to such Confidential Information of the other have agreed in writing to safeguard and maintain such Confidential Information of the other;

                  12.1.3 To ensure that Confidential Information of the other is not used for the receiving Party's benefit except as such benefits are expressly contemplated herein;

                  12.1.4 To prohibit the Confidential Information of the other from being duplicated in any manner; except as is reasonably necessary to perform the tasks and obligations contemplated under this Agreement; and

                  12.1.5 To prohibit the Confidential Information of the other from being published in any form without the prior express written consent of the disclosing Party.

            12.2. Matters not included as Confidential Information. Notwithstanding anything herein to the contrary, the defined term "Confidential Information" and the obligations of nondisclosure, nonuse and confidentiality relating thereto shall not include any information or data which:

                  12.2.1 Is or becomes known to the general public through no action or fault of the receiving Party;

                  12.2.2 Was already known to the receiving Party without any obligation of confidentiality prior to the date of disclosure hereunder or under the ASTA Medica Confidentiality Agreement or the BioNumerik Confidentiality Agreement, as the case may be, as evidenced by the written records of that Party;

                  12.2.3 Is or becomes known to the receiving Party without any obligation of confidentiality from a third party having the right to disclose the same, and not having a confidential relationship with the disclosing Party with respect thereto; or

                  12.2.4 Is necessary for the receiving Party or its Affiliates to disclose to a governmental authority or any agency thereof on a non-confidential basis, in order to pursue Government Regulatory Approvals or other regulatory approvals as contemplated by this Agreement or for other purposes related to the intent of this Agreement, provided, however, that the receiving Party shall notify the disclosing Party before disclosing such Confidential Information and shall take such actions as may be available to restrict the extent of such disclosure and to obtain the protection of such information to the extent possible.

            12.3 Survival of Confidentiality. The obligations of this Section 12 with respect to Confidential Information shall be in effect during the term of this Agreement and shall continue indefinitely after the termination of this Agreement.

      13.   PAYMENTS, RECORDS AND ACCOUNTING.

            13.1 Means of Payment. All payments due by the Parties to each other under this Agreement shall be made by bank wire transfer in immediately available funds to a bank account designated by the payee. All payments hereunder shall be made in U.S. dollars.

            13.2 Currency. In the case of sales made, or costs incurred, in currencies other than United States dollars, such amounts for payment of royalties or other payments directed to BioNumerik shall be converted into United States dollars using a monthly average of the officially published conversion rate of the European Central Bank, Frankfurt, Germany.

            13.3  Access to Records.

                  (a) Each Party shall keep (and shall cause its Affiliates and sublicensees to keep) complete and accurate records and accounts regarding the performance of its obligations under this Agreement. Such accounts and records shall be kept at the principal place of business of the respective Parties (or their Affiliates or sublicensees, as applicable).

                  (b) Within 90 days after the end of each Fiscal Year, ASTA Medica's accountant, KPMG, shall audit ASTA Medica's records and accounts regarding the performance of ASTA Medica's obligations under this Agreement. Following such audit, KPMG shall provide written confirmation to BioNumerik of ASTA Medica's performance of its payment and related obligations hereunder. BioNumerik shall be entitled to have BioNumerik's independent auditor perform an audit of ASTA Medica's books and records on a confidential basis for the purpose of confirming ASTA Medica's performance of its obligations under this Agreement, provided that (i) one such audit may be conducted each year; and (ii) one additional audit may be conducted each year upon a showing by BioNumerik of reasonable cause for such audit and obtaining the prior written consent of ASTA Medica, which consent will not be unreasonably withheld. BioNumerik shall pay the cost of any such audits and each audit will be conducted so that it will not disrupt ASTA Medica's ongoing business activities. If any such audit determines a variation or error in the amounts paid or payable to any Party, the Party owing such additional amount shall make prompt payment thereof to the other Party within 45 days of such determination.

            13.4 Taxes and Required Withholdings. All taxes or related governmental charges levied or assessed with respect to payments by ASTA Medica to BioNumerik shall be borne by BioNumerik. ASTA Medica will support BioNumerik to apply for tax reimbursements and/or tax exemption certificates from the competent German or other tax authorities with respect to such payments.

      14.   DURATION AND TERMINATION OF AGREEMENT.

            14.1 Duration. The term of this Agreement shall commence upon the date hereof and, unless otherwise terminated as set forth herein, the term of this Agreement shall expire upon the later to occur of (i) the expiration of the last to expire patent in the Territory relating to the Product(s) and (ii) 18 years after the date hereof. After expiration of the term of this Agreement pursuant to clause (i) or (ii) of the preceding sentence, the licenses granted by BioNumerik to ASTA Medica hereunder shall automatically become non-exclusive, irrevocable, fully-paid licenses to use and/or sublicense the use of BioNumerik Know-How to manufacture, use and sell Product(s) in each country in the Territory where such license has previously been in effect. In the event one or more countries are eliminated from the scope of the ASTA Medica license pursuant to this Agreement, the license to ASTA Medica in Section 2 shall not apply to such countries. In the event of expiration of this Agreement pursuant to this
Section 14.1, the obligations and rights of the Parties under this Agreement shall terminate, except that the rights and obligations under this Section 14.1 and under Section 11 (Improvements), 12 (Confidentiality), 17 (Indemnification) and Section 20.9 (Arbitration) shall survive and continue. In addition, the rights of the Parties to use the ASTA Medica Data and Results and the BioNumerik Data and Results shall continue as provided in Section 6.

            14.2  Termination.

                  14.2.1 The Parties hereto shall be able to terminate this Agreement in the following events:

                           (a)   If a Party to this Agreement shall materially
breach, materially default or otherwise materially fail to perform under the terms of this Agreement, the other Party may terminate this Agreement by giving 60 days advance written notice, unless the breach, default, or failure is cured within such notice period.

                           (b)   If after Government Regulatory Approvals for
the Product(s) have been obtained, the Product(s) cease to have regulatory authorization for their sale or distribution in all or substantially all of the Territory, then either Party may terminate this Agreement upon 60 days advance written notice, provided that a Party may not terminate this Agreement pursuant to this clause (b) if the cessation of the Product(s) to have such regulatory authorization was caused in substantial part by the actions or failure to act of such Party;

                           (c)      If (1) a Party (the "Competitor Party")
proposes to allow or authorize a change in its ownership or control so that, as a result of such change, such Party would be deemed to be a Competitor or an Affiliate of a Competitor of the other Party, or (2) the ownership or control of the Competitor Party changes so that, as a result of such change, such Party would be deemed to be a Competitor or an Affiliate of a Competitor of the other Party, then the Competitor Party shall give prompt written notice (the "Change in Control Notice") to the other Party of such change or proposed change. If requested by the other Party, the Parties shall negotiate for up to 60 days in an effort to reach agreement that (i) such change in ownership or control will not impair the Competitor Party's fitness and ability to perform in accordance with the terms of this Agreement, and (ii) that such change in ownership or control will not impair the business interests of the other Party. If the Parties are not able to reach such an agreement within such 60 day period, the other Party may terminate this Agreement upon 60 days advance written notice to the Competitor Party. In addition to and notwithstanding the foregoing, in the event the Competitor Party is ASTA Medica, then BioNumerik may request and shall be granted a period (the "Evaluation Period") of up to 6 months following receipt of the Change in Control Notice in which to make a determination as to whether or not to terminate this Agreement. During the Evaluation Period, (1) ASTA Medica shall continue to conduct all of its obligations hereunder regarding development and commercialization of the Product(s), (2) BioNumerik may conduct discussions with potential third party alliance partners for the Product(s) in the Territory and may disclose information regarding the Product(s) to such parties on a confidential basis, and (3) ASTA Medica shall provide reasonable support and assistance in connection with BioNumerik's discussions with such potential third party partners (including providing such information with respect to the Product(s) as may be reasonably requested by BioNumerik and being available for verbal discussions regarding the Product(s)). BioNumerik shall have the right at any time prior to the end of such Evaluation Period to terminate this Agreement upon 60 days advance written notice to ASTA Medica. In the event of such a termination by BioNumerik, BioNumerik shall make the reimbursements to ASTA Medica provided in Section 14.5 hereof, and ASTA Medica shall transfer to BioNumerik the exclusive ownership of all information and rights as provided in such Section 14.5.


                  14.2.2 If either Party shall become bankrupt or insolvent or any proceeding is commenced to place its business in the hands of a receiver, assignee or trustee in bankruptcy, or any proceeding is commenced for company dissolution, or liquidation, whether voluntarily or otherwise, and such proceedings are not dismissed within ninety (90) days of the commencement of any such proceeding, then this Agreement shall automatically terminate to the extent permitted by applicable law.

                  14.2.3 If, on the date that data package exclusivity, granted by the EMEA upon approval of BNP7787 for marketing in Europe, for BNP7787 expires in the European Union, no European Patents have been issued or allowed that are included in the BioNumerik Patent Rights which protect the marketing exclusivity of the Product, and which designate at least three of the countries identified below (the "Major Countries"); then ASTA Medica may terminate this Agreement upon sixty (60) days written notice to BioNumerik. For purposes hereof, "Major Countries" means Germany, The United Kingdom, Spain, France and Italy.

            14.3 Effect of Expiration or Termination. Termination is not the sole remedy under this Agreement and termination of Product(s) rights or this Agreement for any reason or the expiration of the term of this Agreement shall not affect obligations or rights of either Party incurred or accrued prior to such termination or expiration. The termination of Product(s) rights or this Agreement shall not affect the right of any Party to recover damages from any breach of this Agreement.

            14.4 Termination for BioNumerik's Breach, Change in Control or Bankruptcy. In the event (i) ASTA Medica validly terminates this Agreement pursuant to Section 14.2.1(a), Section 14.2.1(c), or Section 19.3 or (ii) this Agreement terminates due to the bankruptcy, insolvency, receivership, dissolution, or liquidation of BioNumerik pursuant to Section 14.2.2, then ASTA Medica at its option upon written notice to BioNumerik at the time of such termination may determine to either (a) continue to sell Product(s) in the Territory, in which event all licenses granted to ASTA Medica (including the right to use the BioNumerik Improvements) under this Agreement shall survive, subject to ASTA Medica's continued obligation to pay royalties to BioNumerik hereunder, or (b) cease selling Product(s) in the Territory, in which event all rights of BioNumerik to use the ASTA Medica Improvements shall terminate and all licenses granted to ASTA Medica hereunder shall terminate. In addition, if requested by ASTA Medica in the event ASTA Medica determines to continue to sell Product(s) in the Territory, (x) BioNumerik shall grant a non-exclusive license to ASTA Medica under the BioNumerik Patent Rights, BioNumerik Know-How, and BioNumerik Improvements to manufacture and have third parties manufacture Product(s) for distribution and sale in the Territory, and (y) BioNumerik shall also provide such information and reasonable assistance as may be necessary to allow ASTA Medica and/or such third parties to manufacture Product(s) for distribution and sale in the Territory.

            14.5 Termination for ASTA Medica's Breach, Change in Control or Bankruptcy. In the event (i) BioNumerik validly terminates this Agreement pursuant to Section 14.2.1(a), Section 14.2.1(c) or Section 19.3, or (ii) this Agreement terminates due to the bankruptcy, insolvency, receivership, dissolution, or liquidation of ASTA Medica pursuant to Section 14.2.2, then all licenses granted to ASTA Medica hereunder and all rights to the Product Trademark granted to ASTA Medica hereunder shall terminate, all rights to the Product(s) shall automatically revert to BioNumerik, and ASTA Medica shall cooperate with BioNumerik in all respects to effect the prompt and efficient transfer to BioNumerik of product development and marketing activities for the Product(s) in the Territory and all transferable elements of government approvals, registrations, or other regulatory approvals and applications relating to the Products(s) in the Territory. In the event of such termination, ASTA Medica hereby assigns to BioNumerik all right, title and interest to all regulatory filings, registrations, applications and approvals pertaining to the Product(s) and the right to use the ASTA Medica Data and Results for the purpose of developing and commercializing Product(s) in the Territory. In addition, contingent upon such termination, ASTA Medica hereby grants to BioNumerik a non-exclusive, royalty-free license under the ASTA Medica Patent Rights, the ASTA Medica Know-How, and the ASTA Medica Improvements which are necessary or useful for the manufacture, use or sale of the Product(s) as such product(s) exist as of the date of such termination. BioNumerik's rights to practice such ASTA Medica technology shall be limited exclusively to the purpose of development and commercialization of products that would be Product(s) hereunder. In addition to the foregoing, in the event this Agreement is terminated by BioNumerik pursuant to Section 14.2.1(c) or Section 19.3, then within 60 days of such termination, BioNumerik shall reimburse ASTA Medica for
(1) the license fees paid by ASTA Medica to BioNumerik pursuant to Section 5.1 hereof, and (2) all actual and reasonable research and development costs paid by ASTA Medica and directly linked to the successful development and commercialization of the Product(s) in the Territory. In addition, in the event of such a termination by BioNumerik, ASTA Medica shall assign to BioNumerik (and/or its designees) an exclusive, royalty-free, perpetual license in the Territory under (a) the ASTA Medica Improvements, (b) the ASTA Medica Patent Rights, (c) any rights to the Product Trademark owned by ASTA Medica, and (d) all other information, findings, and developments, in each case as such improvements, patent rights, trademark, information, findings or developments may be developed or generated by ASTA Medica up to the date of such termination. In addition, ASTA Medica agrees to provide all reasonable support and assistance, including the preparation and signing of documents and instruments, as may be requested by BioNumerik in order to further evidence or reflect the rights to be transferred to BioNumerik pursuant to this Section.

            14.6 Termination Due to Cessation of Regulatory Authorization or Lack of Patent Coverage. If this Agreement is terminated pursuant to Section
14.2.1 (b) or by ASTA Medica pursuant to Section 14.2.3, the obligations and rights of the Parties under this Agreement (including all license grants) shall terminate and all rights to the Product(s) shall revert to BioNumerik, provided that the rights and obligations under Section 11 (Improvements), 12 (Confidentiality), 17 (Indemnification) and Section 20.9 shall survive and continue. In addition, both ASTA Medica and BioNumerik shall retain the right to use the Data and Results as provided in Section 6 and, in the event this Agreement is terminated pursuant to Section 14.2.1 (b), BioNumerik and its assignees and sublicensees may also use such Data and Results for the purpose of seeking further Government Regulatory Approvals in the Territory following such termination. In the event of termination by ASTA Medica pursuant to Section 14.2.3, ASTA Medica hereby assigns to BioNumerik all right, title and interest to all regulatory filings, registrations, applications and approvals pertaining to the Product(s) that are then in effect.

            14.7 Sale of Inventory. Upon valid termination of this Agreement by BioNumerik pursuant to Section 14.2.1(a) , Section 14.2.1(c) or Section 19.3, ASTA Medica may, to the extent permitted by applicable law, continue for a period of up to 6 months to sell in the Territory Product(s) which it has in inventory at the time of termination; provided, however, that any such sales shall (i) be made at prices and under terms consistent with previous sales of the Product(s) by ASTA Medica and (ii) be conducted in a manner so as not to be harmful to BioNumerik or the market for the Product(s). Payments shall be paid to BioNumerik in respect of all such sales as otherwise provided in this Agreement. Except to the extent necessary to sell such existing inventory, ASTA Medica shall immediately and permanently discontinue the use of the Trademarks and take all steps necessary to confirm BioNumerik's ownership of such trademarks and the Government Regulatory Approvals. In the event of such a valid termination by BioNumerik, BioNumerik shall retain the exclusive right to use the Data and Results.

            14.8 Country Specific Termination of Rights. If ASTA Medica does not intend to sell Product(s) in a particular country in the Territory or if ASTA Medica is not making reasonable ongoing efforts to commence selling Product(s) in a particular country in the Territory, the license grants contained in Sections 2.1 and 2.2 hereof shall terminate with respect to such country in the Territory and such rights shall automatically revert to BioNumerik. BioNumerik shall then be free to pursue the development, marketing, sale and distribution of Product(s) in such country.

      15.   BIONUMERIK REPRESENTATIONS & WARRANTIES.

            In addition to the patent representations contained in Section 9.3, BioNumerik represents and warrants to ASTA Medica as follows:

            15.1 Due Organization and Authority. BioNumerik represents and warrants: (i) that it is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement; (ii) that the execution, delivery and performance of this Agreement by BioNumerik shall not require the consent of any third party, and shall not cause a breach or violation under any fiduciary, contractual, statutory or judicial obligation or restraint to which BioNumerik is subject or bound; and
(iii) that the person executing this Agreement on behalf of BioNumerik is duly authorized to do so to bind BioNumerik.

            15.2 Safety of Product(s). BioNumerik represents and warrants that is has not received any notification of, and has no knowledge that there is now pending or that there have been any United States or other judicial or administrative orders to ban the development or use of BNP7787, and BioNumerik has no knowledge of any significant or material severe adverse reactions or test results encountered or discovered regarding the use of BNP7787 which would render BNP7787 unsuitable or unsafe for the purpose contemplated by this Agreement, which have not been previously disclosed to ASTA Medica.

            15.3 Warranties on Quality of the Know-How. BioNumerik represents and warrants to ASTA Medica that the BioNumerik Know-How provided by BioNumerik under this Agreement is the technology currently utilized by BioNumerik in its own manufacture, formulations and potential commercial uses of BNP7787.

            15.4 Governmental Agencies and Product Documentation. BioNumerik represents and warrants that it has disclosed and made available to ASTA Medica all pertinent correspondence received from any governmental agency, including patent offices, that relates to or impacts on the ability to develop the Product(s) hereunder in the Territory and will disclose all such further information to ASTA Medica in the future. BioNumerik further represents and warrants that, to the best of its knowledge, the documentation provided by BioNumerik to ASTA Medica in connection with the Product(s) is accurate and complete in all material respects and that no such documentation is intentionally inaccurate or incomplete.

            15.5 Circumstances and Acts. BioNumerik represents and warrants that it does not know of any circumstances and has not performed any acts that are inconsistent with the terms or purposes of this Agreement or that may infringe upon any of the rights of ASTA Medica hereunder.

      16.   ASTA MEDICA REPRESENTATIONS AND WARRANTIES.

            In addition to the patent representations contained in Section 9.4, ASTA Medica represents and warrants to BioNumerik as follows:

            16.1 Due Organization and Authority. ASTA Medica represents and warrants: (i) that it is a corporation duly organized, validly existing and in good standing under the laws of Germany and has the full power and authority to execute, deliver and carry out the terms and provisions of this Agreement; (ii) that the execution, delivery and performance of this Agreement by ASTA Medica shall not require the consent of any third party and shall not cause a breach or violation under any fiduciary, contractual, statutory or judicial obligation or restraint to which ASTA Medica is subject or bound; and (iii) that the person executing this Agreement on behalf of ASTA Medica is duly authorized to do so to bind ASTA Medica.

            16.2 Right to Accept License; Due Diligence ASTA Medica represents and warrants that it has the right, without any restrictions, to accept the licenses set forth herein. ASTA Medica further represents that it has had the opportunity to perform due diligence with respect to the Product(s) and has performed such diligence to the satisfaction of ASTA Medica.

            16.3 Governmental Agencies. ASTA Medica represents and warrants that it has disclosed and made available to BioNumerik all pertinent correspondence received from any governmental agency that relates to or impacts on its ability to develop the Product(s) hereunder in the Territory and will disclose all such further information to BioNumerik in the future.

            16.4 Circumstances and Acts. ASTA Medica represents and warrants that it does not know of any circumstances and has not performed any acts that are inconsistent with the terms or purposes of this Agreement or that may infringe upon any of the rights of BioNumerik hereunder.

      17.   INDEMNIFICATION.

            17.1 Indemnification by BioNumerik. BioNumerik hereby agrees to indemnify, hold harmless and defend ASTA Medica from and against any and all expenses, costs of defense (including without limitation attorneys' fees, witness fees, damages, judgments, fines and amounts paid in settlement), and any amounts ASTA Medica becomes legally obligated to pay because of any claim or claims against it to the extent that such claim or claims (i) are due to product liability claims arising out of Product(s) supplied to ASTA Medica by BioNumerik other than to the extent such claims arose out of errors made by or directions of ASTA Medica, (ii) arise out of manufacturing defects of the Product(s) supplied by BioNumerik to ASTA Medica, (iii) are due to the non-compliance by BioNumerik with applicable laws and regulations in the Territory, (iv) arise out of the breach or alleged breach of any representation or warranty by BioNumerik hereunder, or (v) are due to the negligence or willful misconduct of BioNumerik; provided that (a) ASTA Medica provides BioNumerik with prompt notice of any such claim and the exclusive ability to defend (with the reasonable cooperation of ASTA Medica) and settle any such claim and (b) such indemnification shall not apply to the extent such claims are covered by ASTA Medica's indemnity set forth in Section 17.2 below.

            17.2 Indemnification by ASTA Medica. ASTA Medica hereby agrees to indemnify, hold harmless and defend BioNumerik from and against any and all expenses, costs of defense (including without limitation attorneys' fees, witness fees, damages, judgments, fines and amounts paid in settlement) and any amounts BioNumerik becomes legally obligated to pay because of any claim or claims against it to the extent that such claim or claims (i) are due to the non-compliance by ASTA Medica with applicable laws and regulations in the Territory, (ii) result from ASTA Medica's activities under this Agreement, (iii) arise out of the breach or alleged breach of any representation or warranty by ASTA Medica hereunder, (iv) are due to the negligence or willful misconduct of ASTA Medica, or (v) arise out of the possession, manufacture, use, sale or administration of the Product(s) by ASTA Medica or ASTA Medica's Affiliates or sublicensees (including, without limitation, the release, administration, or shipment of any Product(s) that is adulterated or fails to meet applicable manufacturing specifications); provided that (a) BioNumerik provides ASTA Medica with prompt notice of any such claim and the exclusive ability to defend (with the reasonable cooperation of BioNumerik) or settle any such claim and (b) such indemnification shall not apply to the extent such claims are covered by BioNumerik's indemnity set forth in Section 17.1 above.

            17.3 Mechanics. In the event that the Parties cannot agree as to the application of Section 17.1 and 17.2 above to any particular loss or claim, the Parties may conduct separate defenses of such claim. Each Party further reserves the right to claim indemnity from the other in accordance with Section
17.1 and 17.2 above upon resolution of the underlying claim, notwithstanding the provisions of Sections 17.1 and 17.2 above requiring the indemnified Party to tender to the indemnifying Party the exclusive ability to defend such claim or suit.

            17.4 Insurance Coverage. Each Party represents and warrants that it is covered and will continue to be covered by a comprehensive general liability insurance program that covers each Party's activities and obligations hereunder. Each Party shall provide the other Party with written notice at least fifteen
(15) days prior to any cancellation or material change in such insurance program. Each Party shall maintain such insurance program, or other program with comparable coverage, beyond the expiration or termination of this Agreement during (i) the period that any Product(s) is being commercially distributed or sold other than for the purpose of obtaining regulatory approvals by ASTA Medica or by a sublicensee, Affiliate or agent of ASTA Medica and (ii) a commercially reasonable period thereafter.

      18. RELATION OF THE PARTIES. The relationship between BioNumerik and ASTA Medica under this Agreement is that of Parties to an arms-length negotiated contract. Nothing in this Agreement is intended or is to be construed so as to create between BioNumerik and ASTA Medica, respectively, the relationship of partners, or joint ventures, or to establish either Party hereto as the employee or agent of the other Party hereto. Neither Party hereto has an express or implied right or authority under this Agreement to make any statement or commitments of any kind or to assume or to create any obligations on behalf of or in the name of the other Party hereto, or to bind the other Party hereto to any contract, agreement or undertaking with any third party

      19.   ASSIGNMENTS.

            19.1 Assignment Restrictions. Subject to Sections 19.2 through 19.4 below, neither Party shall have the right to assign or delegate this Agreement, or any of its rights or obligations under this Agreement without the other's express written consent, such consent not to be unreasonably withheld, and said assignment or delegation without such consent shall be null and void for all purposes.

            19.2 Sale of Business. BioNumerik or ASTA Medica may assign its entire interest in this Agreement provided that (i) such assignment is part of the sale of all or substantially all of the assignor's business related to the Product(s); (ii) notice of any contemplated assignment is given to the other Party not less than 30 days prior to the effectiveness thereof; (iii) the assignor delivers to the other Party a copy of the instrument, duly executed by the parties thereto, effecting such assignment and affirming a complete assumption by the assignee of the obligations of the assignor hereunder and a recognition of the rights of the other Party, and (iv) if the assignment is to a Competitor, the Parties shall also comply with the procedures set forth in
Section 19.3 prior to any assignment.

            19.3 Assignments to Competitors. In the event a Party receives an offer from an outside party or proposes to assign this Agreement to a Competitor, the assigning Party shall give the other Party written notice to such effect and, if requested by the non-assigning Party, the Parties shall negotiate for up to 60 days in an effort to reach agreement (i) that the proposed assignee is at least the equivalent of the assigning Party with respect to its fitness and ability to perform in accordance with the terms of this Agreement and (ii) that such assignment will not impair the reasonable business interests of the non-assigning party. If the Parties are unable to reach an agreement as to such matters, the non-assigning Party may terminate this Agreement upon 60 days written notice to the assigning Party following such assignment. In addition to and notwithstanding the foregoing, in the event the assigning Party is ASTA Medica, then BioNumerik may request and shall be granted a period (the "Evaluation Period") of up to 6 months following receipt of the written notice pursuant to this Section in which to make a determination as to whether or not to terminate this Agreement. During the Evaluation Period, (1) ASTA Medica shall continue to conduct all of its obligations hereunder regarding development and commercialization of the Product(s), (2) BioNumerik may conduct discussions with potential third party alliance partners for the Product(s) in the Territory and may disclose information regarding the Product(s) to such parties on a confidential basis, and (3) ASTA Medica shall provide reasonable support and assistance in connection with BioNumerik's discussions with such potential third party partners (including providing such information with respect to the Product(s) as may be reasonably requested by BioNumerik and being available for verbal discussions regarding the Product(s)). BioNumerik shall have the right at any time prior to the end of such Evaluation Period to terminate this Agreement upon 60 days advance written notice to ASTA Medica. In the event of such a termination by BioNumerik, BioNumerik shall make the reimbursements to ASTA Medica provided in Section 14.5 hereof, and ASTA Medica shall transfer to BioNumerik the exclusive ownership of all information and rights as provided in such Section 14.5.

            19.4 Assignment to Affiliates. Subject to Section 19.3, this Agreement and the obligations hereunder shall be assignable, in whole or in part, by BioNumerik, without consent of ASTA Medica, to one or more Affiliates who shall affirm to ASTA Medica a complete assumption of the obligations assigned; provided that BioNumerik shall guarantee the performance by such Affiliate(s) of such obligations. Subject to Section 19.3, this Agreement and the obligations hereunder shall be assignable, in whole or in part, by ASTA Medica, without consent of BioNumerik, to one or more Affiliates who shall affirm to BioNumerik a complete assumption of the obligations assigned; provided that ASTA Medica shall guarantee the performance by such Affiliate(s) of such obligations. The Parties hereby expressly recognize and agree that, notwithstanding Section 19.3, if the oncology business unit (the "Oncology Business Unit") of ASTA Medica shall become a separate legal entity, ASTA Medica shall be permitted to assign this Agreement to the Oncology Business Unit upon written notice to BioNumerik, provided that the ultimate ownership of the Oncology Business Unit shall not have changed from the ultimate ownership of ASTA Medica prior to such assignment, the Oncology Business Unit shall affirm to BioNumerik a complete assumption of the obligations assigned, and ASTA Medica shall guarantee the performance by the Oncology Business Unit of such obligations.

      20.   MISCELLANEOUS.

            20.1 Regulatory Communications. Each Party agrees to notify the other immediately by telephone (with prompt written follow-up) of any inquiry, contact or communication received from any governmental regulatory agency or other official body that materially and adversely relates to or impacts upon the Product(s) or any component or ingredient thereof, and will promptly furnish the other Party with copies of all written communications relating thereto sent to or received from said regulatory agency.

            20.2 Adverse Effects. Each Party shall promptly inform the other in writing of any material side effects or adverse effects, conditions or reactions encountered by or reported to them in connection with the Product(s) which could in any significant way render the Product(s) or any of the components thereof unsafe or unfit. The Parties shall follow a written mutually agreed upon procedure for communication of Adverse Events relating to the Product(s). These procedures will be agreed to by the Parties prior to the initiation of clinical trials in the Territory.

            20.3 Market Analysis and Marketing Reports. ASTA Medica shall provide such analyses and reports as BioNumerik may reasonably request describing the market for and performance of the Product(s) in the Territory, the market position and promotion of the Product(s) in the Territory, competitive product information including pricing and promotional information, physician and consumer acceptance of the Product(s), and any technical, promotional or other information developed or obtained by ASTA Medica which could affect the Product(s) in the Territory or generally. To assist in the distribution of Product(s) in the Territory, ASTA Medica shall regularly provide BioNumerik with information and data that will enable BioNumerik to have a complete update and better understanding of the general and specific markets relating to the sale of Product(s) in the Territory under consideration. Such Market Analysis and Reports should be provided and discussed at each Alliance Steering Committee meeting. BioNumerik shall provide such analyses and reports as ASTA Medica may reasonably request describing the market for and performance of the Product(s) outside the Territory, the market position and promotion of the Product(s) outside the Territory, competitive product information including pricing and promotional information, physician and consumer acceptance of the Product(s), and any technical, promotional or other information developed or obtained by BioNumerik which could affect the Product(s) in the Territory or generally. To assist in the distribution of Product(s) in the Territory, BioNumerik shall regularly provide ASTA Medica with information and data that will enable ASTA Medica to have a complete update and better understanding of the general and specific markets relating to the sale of Product(s) outside the Territory under consideration.

            20.4 Notice/Reports. Any reports, notices or other communications required or permitted to be given by either Party hereto will be given in writing by personal delivery, courier service or facsimile, or by registered or certified air mail, postage prepaid, return receipt requested, addressed to each respective Party at the address shown below.

                  If to BioNumerik:

                  BioNumerik Pharmaceuticals, Inc.
                  8122 Datapoint Drive, Suite 1250
                  San Antonio, Texas 78229
                  Attn:  Frederick H. Hausheer, M.D.
                  Facsimile No.: (210) 614-0643

                  If to ASTA Medica:

                  ASTA Medica Aktiengesellschaft
                  Weismullerstrasse 45
                  60314 Frankfurt am Main, Germany
                  Attn: Dr. Jose-Maria Gimenez-Arnau
                  Facsimile No. ++49/69/4001-2995
or to such other address as either Party may indicate by proper notice to the other in the same manner as provided herein; provided, however, that the notices referred to in or required under Sections 9.5 and 14.2. shall be given by personal delivery, courier service, facsimile, or registered or certified airmail mentioned above. All notices are deemed effective on the date of receipt or, if delivery is not accepted, five (5) days after placement with the addressee, an overnight courier service or a post office, as applicable.

            20.5 Severability. Should any provision of this Agreement be held to be invalid, unenforceable, or against public policy, the remaining provisions hereof shall not be affected thereby. In such event, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible with respect to those provisions, which were held, to be invalid, unenforceable or against public policy.

            20.6 Counterparts. This Agreement may be executed in several counterparts, each of which will be an original, but all of which, when taken together, will constitute one and the same instrument.

            20.7 Warranty Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN SECTIONS 9 AND 15, BIONUMERIK MAKES NO WARRANTY WITH RESPECT TO ANY TECHNOLOGY, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, SAFETY, AND FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING. THE PARTIES UNDERSTAND AND AGREE THAT DEVELOPMENT AND COMMERCIALIZATION OF BNP7787 AND/OR PRODUCT(S) WILL INVOLVE APPROVAL BY REGULATORY AUTHORITIES AND THAT NO PARTY IS GUARANTEEING THE SAFETY OR EFFICACY OF BNP7787 AND/OR PRODUCT(S) OR THAT ANY REGULATORY AUTHORITY OR AGENCY SHALL GIVE COMMERCIAL APPROVAL OF BNP7787 AND/OR PRODUCT(S).

            20.8  Force Majeure.

                  20.8.1. Except for the payment of money, no failure or omission by the Parties hereto in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement nor create any liability, if the same arises as a result of force majeure, i.e., any cause or causes beyond the control of the Parties, including, but not limited to the following, which for the purposes of this Agreement, shall be regarded as beyond the control of the Party in question: acts of God; acts, omissions, rules, regulations, or orders of any governmental authority or any officer, department, agency or instrumentality thereof; flood; earthquake; acts of the public enemy; war; rebellion; insurrection; riot; invasion; strikes, or lockouts.

                  20.8.2. In the event of such cause intervening, such excuse of performance shall be only to the extent that such non-performance is beyond the reasonable control of the Party bound by such covenant or obligation; and the Party so affected shall use its reasonable best efforts to eliminate or cure or overcome any of such causes and to resume performance of its covenants and obligations with all possible speed.

            20.9 Arbitration. All disputes, controversies or differences which may arise between the Parties, out of or in relation to or in connection with this Agreement, or the breach thereof, shall be finally settled by arbitration, by the International Chamber of Commerce (ICC) Rules in Genf, Switzerland in the English Language, by a panel of three (3) arbitrators in accordance with the then current ICC Rules, provided that the arbitrators will first render a preliminary decision setting forth their grounds for decision and providing at least thirty (30) days for each of the Parties to respond. The Parties hereto expressly waive any right to appeal such decision or to challenge the decision in any court. For purposes of enforcement, the judgment arising from such arbitration may be entered in any court of competent jurisdiction in the United States or Germany. This clause shall not be used to prohibit the right of either Party to seek injunctive relief in appropriate circumstances.

            20.10 Export Controls. The Parties agree to abide by the United States laws and regulations governing exports of the Product(s) or any other technology developed or disclosed as a result of this Agreement. The Parties acknowledge that any performance under this Agreement is subject to any restrictions that may be imposed by the United States laws and regulations governing exports. Each Party agrees to provide the other Party with any assistance, including written assurances, which may be required by a competent governmental authority and by applicable laws and regulation as a precondition for any disclosure of technology by the other Party under the terms of this Agreement. In addition, the Parties hereto agree to take all actions as may reasonably be required to assure compliance with all applicable requirements of the U.S. Foreign Corrupt Practices Act.

            20.11 Construction / Jurisdiction / Official Language. This Agreement shall be construed in accordance with the laws of Switzerland. Each Party hereto hereby irrevocably consents and submits to the jurisdiction of the courts of the State of Texas and of the United States of America and of Germany for purposes of enforcing any judgment that arises from arbitration pursuant to
Section 20.9. English shall be the official language of this Agreement and any related agreement provided for hereunder and all communications between the Parties hereto shall be conducted in that language. Each Party recognizes that the Parties grant no license, by implication or otherwise, except for the licenses expressly set forth in this Agreement. ASTA Medica agrees to promptly provide BioNumerik with written English translations of all important documents that are not in English and relate to the Product(s) or this Agreement as may be reasonably requested by BioNumerik.

      21. USE OF NAMES. The Parties hereto understand that each Party may disclose certain matters pertaining to this Agreement as required by applicable securities laws or other applicable laws and regulations, which disclosure may include the name of the other Party and the subject matter of this Agreement, and be in the form of public statements, whether oral or written, including, but not limited to, shareholder reports, communications with stock market analysts, press releases or other communications with the media. Each Party agrees to coordinate with the other Party press releases and other public statements regarding this Agreement and the Parties' relationship with regard to the Product(s). Press releases and other public disclosure involving potentially sensitive intellectual property matters, product development or marketing strategies, clinical trials results or other sensitive information must receive prior written approval by both Parties, which neither Party will unreasonably withhold. Coordinated common major press releases will be mutually agreed to by the Alliance Steering Committee in advance of such press release at the international level. Local market information and abstracts from the common press releases are not subject to further approval.

      22. ENTIRE AGREEMENT. This Agreement comprises the entire understanding and Agreement of the Parties hereto with respect to the specific subject matter of this Agreement, and supersedes all prior Agreements or understandings, written or oral, between the Parties hereto with respect to the specific subject matter of this Agreement. In addition, those obligations under the BioNumerik Confidentiality Agreement and the ASTA Medica Confidentiality Agreement shall continue in full force and effect in accordance with their terms. This Agreement may not be amended except by a written instrument signed by the Parties hereto.

      23. CAPTIONS. The captions used in this Agreement are for purposes of clarification only and are not meant to be construed as part of this Agreement.

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first written above.

ASTA Medica Aktiengesellschaft           BioNumerik Pharmaceuticals, Inc.

By:   /s/ BERND W. AUNDRUP               By:  /s/ FREDERICK H. HAUSHEER, M.D.
   -----------------------------------      -----------------------------------
      Bernd W. Aundrup                        Frederick H. Hausheer, M.D.
      Chairman of the Executive Board         Chairman & Chief Executive Officer

Date:   18 January 2001                  Date:  18 January 2001
     ---------------------------------        ---------------------------------

                   ATTACHMENTS TO STRATEGIC ALLIANCE AGREEMENT

ATTACHMENT A

      -     BioNumerik Patent Applications in the Territory

ATTACHMENT B

      -     BNP7787 Compounds

ATTACHMENT C

      -     Description and Definitions of Costs, Gross Profits, Gross Sales

                                  ATTACHMENT A

[**]

[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                  Attachment B

[**]

[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                  Attachment C

Further descriptions and definitions of financial terms, regarding the Costs, Gross Profits and Gross Sales will be agreed upon by the Alliance Steering Committee as soon as possible and may be amended from time to time by the written agreement of the Parties.

FINANCIAL DEFINITIONS

GROSS SALES shall have the meaning contained in the Strategic Alliance Agreement and shall include total sales at invoice values, not reduced by customer discounts, returns or allowances or other adjustments in the Territory.

MANUFACTURING COSTS are the costs of buying raw materials and producing the final packaged Product. Estimated at this time to be [**] of Gross Sales. Manufacturing Costs shall include a reasonable overhead amount which shall be calculated in accordance with U.S.GAAP.

SHIPPING COSTS are the costs of packaging and shipping the Product to the customer. Estimated at this time to [**] of Gross Sales.

PRE-MARKETING COSTS are the costs associated with marketing the Product prior to the product launch date, including branding and market research. Estimated at this time to be [**] DM (est. [**] Euros) in [**] and [**] DM (est. [**] Euros) in [**].

MARKETING COSTS are the costs associated with the ongoing promotion of the Product. Estimated at this time to be, as a percentage of Gross Sales, [**] in [**],[**] in [**],[**] in [**],[**] in [**] through [**], and [**] for all years after [**].

SELLING COSTS are the commissions and allocated salespersons' salaries and overhead. Estimated at this time to be, as a percentage of Gross Sales, [**] in [**],[**] in [**],[**] in [**] and [**] for all years after [**].

EXTERNAL RESEARCH AND DEVELOPMENT COSTS are the costs associated with the pre-clinical and clinical development of the Product in the Territory in accordance with the Strategic Alliance Agreement. These costs will be paid exclusively by ASTA Medica.

REGISTRATION COSTS are the costs associated with preparing the registration document and submitting it to the various regulatory agencies in the Territory in accordance with the Strategic Alliance Agreement. These costs will be paid exclusively by ASTA Medica.

ADMINISTRATIVE COSTS are the costs associated with the administrative overhead applied to the Product based on personnel effort actually spent on the project in the Territory in accordance with the Strategic Alliance Agreement. These costs will be paid exclusively by ASTA Medica.

[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

FINANCIAL COSTS are the costs associated with the financial administrative overhead applied to the Product, which consists of accounting and treasury costs in the Territory in accordance with the Strategic Alliance Agreement. These costs will be paid exclusively by ASTA Medica.

CONTRIBUTION MARGIN OR GROSS PROFITS shall consist of Gross Sales in the Territory in accordance with the Strategic Alliance Agreement less the sum of Manufacturing Costs, Shipping Costs, Pre-Marketing Costs, Marketing Costs and Selling Costs.

CONTRIBUTION MARGIN SPLIT is the percentages of the Contribution Margin that BNPI and ASTA Medica will receive for a given range of Cumulative Gross Sales.

BNPI CASH FLOW is the Contribution Margin multiplied by BNPI's Contribution Margin Split in addition to the $15 million up-front payment. The BNPI Contribution Margin Split is [**] for Cumulative Gross Sales up to [**],[**] for Cumulative Gross Sales between [**] and [**], and [**] for Cumulative Gross Sales over [**].

ASTA CASH FLOW is the Contribution Margin multiplied by ASTA Medica's Contribution Margin Split in addition to payments by ASTA Medica of the $15 million up-front payment, External Research and Development Costs, Registration Costs, Administrative Costs and Financial Costs. The ASTA Contribution Margin Split is [**] for Cumulative Gross Sales up to [**], [**] for Cumulative Gross Sales between [**] and [**] and [**] for Cumulative Gross Sales over [**].

NET PRESENT VALUE is the value of all cash inflows and cash outflows based on jointly developed projection models. BioNumerik shall use a [**] discount rate for such models and ASTA Medica shall use a discount rate in accordance with its internal practices. The Alliance Steering Committee shall use a [**] discount rate for such NPV models. ASTA Medica may use its own discount rate for such NPV models as required.

PRODUCT CASH FLOW is Contribution Margin less External Research and Development Costs, Registration Costs, Administrative Costs and Financial Costs.

CUMULATIVE GROSS SALES is the total aggregate Gross Sales from the date of launch until the evaluation date.


Capitalized terms used but not defined herein shall have the same meaning provided for such terms in the Strategic Alliance Agreement, dated January 18, 2001, between BioNumerik Pharmaceuticals, Inc. and ASTA Medica
Aktiengesellschaft (the "Strategic Alliance Agreement").

[**] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

(BIONUMERIK LOGO)



                                  July 14, 2004



Victor Miller
Director,
Global Business Development
Baxter Oncology
Baxter Healthcare S.A.
Baxter Healthcare Corporation
One Baxter Parkway
Deerfield, IL  60015


Dear Victor,

         In connection with the Strategic Alliance Agreement (the "Alliance Agreement") between BioNumerik Pharmaceuticals, Inc. ("BioNumerik") and Baxter Oncology, I am writing to confirm that, so long as Baxter files a European regulatory and marketing approval application for Tavocept(TM) within 6 months after BioNumerik provides Baxter with BioNumerik's final clinical report and data from the Tavocept Phase 3 clinical trial currently being conducted in the U.S., Russia and the Ukraine in patients with metastatic breast cancer, BioNumerik will not express an objection with respect to meeting the time requirements of clause (b) of the third sentence of Section 8.2 of the Alliance Agreement for Tavocept to receive Government Regulatory Approval (as defined in the Alliance Agreement) in at least one country in Europe.


                                     Sincerely,


                                     Frederick H. Hausheer, M.D., F.A.C.P
                                     Chairman and Chief Executive Officer


cc:  Dr. Joy Anderson



            8122 Datapoint Drive, Suite 1250 o San Antonio, TX 78229
                      TEL: 210-614-1701 o FAX: 210-614-9439